Exhibit 10.4

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

AMONG

bebe stores, inc.,

AS BORROWER

THE LENDERS FROM TIME TO TIME PARTY HERETO,

AND

GACP FINANCE CO., LLC,

AS ADMINISTRATIVE AGENT

DATED AS OF MAY 31, 2017

5.17	Accuracy and Completeness of Information	23
5.18	Affiliate Transactions	23
5.19	Environmental Matters	23
5.20	Credit Card Programs	24
5.21	Real Property Leases	24
SECTION 6.	AFFIRMATIVE COVENANTS	24
6.1	Maintenance of Rights and Properties	24
6.2	Insurance	25
6.3	Use of Proceeds	25
6.4	Visits and Inspections	25
6.5	Taxes, Etc.	25
6.6	Financial Statements and Other Information	26
6.7	Compliance with Laws and Agreements; Hazardous Materials	27
6.8	Budget Covenant	28
6.9	Real Property Leases	28
6.10	Controlled Accounts	28
6.11	Post-Closing Conditions	29
6.12	Credit Card Program Liens	29
SECTION 7.	NEGATIVE COVENANTS	29
7.1	Fundamental Changes	29
7.2	Conduct of Business	30
7.3	Liens	30
7.4	Investments	30
7.5	Asset Dispositions	30
7.6	Debt	30
7.7	Restricted Payments	31
7.8	ERISA	31
7.9	Tax and Accounting Matters	31
7.10	Distributions from Joint Venture	31
7.11	[Reserved]	31
7.12	Acquisition of Real Property	31
7.13	Arms-Length Transactions	31
7.14	Negative Pledge	32
SECTION 8.	EVENTS OF DEFAULTS; REMEDIES	32
8.1	Events of Default	32
8.2	Remedies	33
8.3	Cumulative Rights; No Waiver	35
8.4	Application of Payments and Collections	35
SECTION 9.	AGENCY	35
9.1	Authorization and Action	35
9.2	Exculpation from Liability of Administrative Agent	36
9.3	Rights of Administrative Agent as a Lender	36
9.4	Independent Credit and Collateral Decisions	37

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9.5	Indemnification	37
9.6	Successor Administrative Agent	37
9.7	Sharing of Payments, Etc.	38
9.8	Enforcement by Administrative Agent	38
9.9	Action Upon Default	38
9.10	Release of Collateral	38
9.11	Obligors Not Beneficiaries	39
SECTION 10.	GENERAL PROVISIONS	39
10.1	Accounting Terms	39
10.2	Power of Attorney	39
10.3	Notices and Communications	40
10.4	Performance of Borrower’s Obligations	40
10.5	Further Assurances	40
10.6	Successors and Assigns	40
10.7	Indemnity	41
10.8	Survival of Representations	41
10.9	Severability	41
10.10	Indulgences Not Waivers	41
10.11	Entire Agreement; Counterparts	42
10.12	Governing Law; Consent to Forum	42
10.13	Waiver of Jury Trial and Other Rights	42
10.14	Additional Waivers	43
10.15	No Third-Party Beneficiaries	43
10.16	Set-Off	43
10.17	Additional Provisions	43
10.18	Waivers and Amendments	43

SCHEDULES
SCHEDULE 4.1(h)	MORTGAGED PROPERTY
SCHEDULE 5.6	PERMITTED INDEBTEDNESS
SCHEDULE 5.14	ORGANIZATIONAL CHART
SCHEDULE 10.3	NOTICES

EXHIBITS
EXHIBIT 2.1(a)	FORM OF NOTE
EXHIBIT 2.1(b)	FORM OF LOAN REQUEST
EXHIBIT 6.6(a)	INITIAL BUDGET
EXHIBIT 6.8(b)	FORM OF COMPLIANCE CERTIFICATE

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, dated as of May 31, 2017 (the “Closing Date”), is among bebe stores, inc., a California corporation (“Borrower”), the lenders which are now or which hereafter become a party hereto (collectively, “Lenders” and each, a “Lender”), and GACP FINANCE CO., LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, “Administrative Agent”).

RECITALS

WHEREAS, Borrower has requested that Lenders provide to Borrower (i) a $30 million term loan to be fully advanced on the Closing Date, less any amounts provided for in this Agreement, and (ii) a $5 million delayed-draw term loan facility;

WHEREAS, subject to and upon the terms and conditions herein set forth, Lenders are willing to provide such financing to Borrower, for the benefit of Borrower and its Subsidiaries; and

WHEREAS, all of Borrower’s Subsidiaries will guaranty the Obligations pursuant to a Guaranty and such Guaranty will be secured by Mortgages;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS AND CONSTRUCTION

1.1 Defined Terms . When used in this Agreement, including any Schedule or Exhibit, the following terms shall have the following meanings:

“Account Pledge Agreement” means each Deposit Account Pledge Agreement executed by an Obligor in favor of the Administrative Agent for the benefit of the Lenders.

“Administrative Agent” has the meaning set forth in the Preamble.

“Affiliate” means, with respect to any Person, any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, control of a Person means the power, direct or indirect, to (x) vote 15% or more of the Equity Interests or other form of ownership interest having ordinary voting power for the election of directors (or the comparable equivalent) of such Person or (y) direct or cause the direction of the management and policies of such Person, in each case whether through the ownership of any Equity Interest, by contract or otherwise. Neither Administrative Agent nor any Lender shall be an Affiliate of Borrower or its Subsidiaries for purposes of this Agreement or any other Loan Document.

“Agreement” means this Loan and Security Agreement, together with all Schedules and Exhibits, in each case whether now or hereafter annexed hereto.

“Authorized Officer” means, as to any Obligor, any executive officer or Financial Officer of such Obligor and any other officer or similar official thereof with significant responsibility for the administration of the obligations of such Obligor in respect of this Agreement and the other Loan Documents.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.).

“Blocked Person” has the meaning set forth in Section 5.13.

“Books” means all books and records relating to any Person’s existence, governance, financial condition or operations, or any of the Collateral, regardless of the medium in which any such information may be recorded.

“Borrower” has the meaning set forth in the Preamble.

“Borrower Collateral” has the meaning set forth in Section 3.1.

“Budget” has the meaning set forth in Section 6.6(a).

“Business Day” means any day of the week, excluding Saturdays, Sundays and any day on which banks in New York, New York or San Francisco, California are authorized or required to be closed.

“Change of Control” means (a) the failure of Borrower to own and control 100% of the Equity Interests of each of its Subsidiaries existing as of the Closing Date or to direct or cause the direction of the management and policies of each of its Subsidiaries by contract or otherwise or (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act but excluding any employee benefit plan of such Person or its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan that in each case is not acting in concert with another Person) other than the Specified Shareholder is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 50% or more on a fully diluted basis of the economic or voting interests in Borrower’s capital stock.

“Closing Date” has the meaning set forth in the Preamble.

“Collateral” means (a) the Borrower Collateral, (b) all property described in any Mortgage or other Security Document as security for the payment or performance of any of the Obligations, and (c) all other property and interests in property that now or hereafter secures the payment or performance of any of the Obligations pursuant to a Security Document.

“Commitment” means, as to each Lender, the Commitment amount allocated to such Lender by Administrative Agent and to which such Lender agreed, which amount as of the Closing Date is set forth under such Lender’s signature to this Agreement.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit 6.8 to be submitted to Administrative Agent by Borrower pursuant to Section 6.8(b).

“Control Agreement” means any agreement executed by a depository bank, securities intermediary or commodity intermediary, Administrative Agent, and the applicable Obligor, in form and substance satisfactory to Administrative Agent.

“Controlled Account” means any Deposit Account, Securities Account or Commodity Account subject to a Control Agreement.

“Credit Card Program Liens” means the liens of GE Capital Retail Bank and Monogram Credit Card Bank (or the current owner of such Lien) evidenced by those certain UCC financing statements filed against (i) Borrower on February 5, 2003 with initial file number 0303760499 in the Office of the

California Secretary of State, (ii) bebe studio, inc. on February 5, 2003 with initial file number 0303760495 in the Office of the California Secretary of State, and (iii) bebe management, inc. on February 5, 2003 with initial file number 03020572986 with the Virginia State Corporation Commission.

“Default” means an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

“Default Rate” means a per annum rate equal to 11%.

“Design Center” means the Mortgaged Property located at or about 10345 West Olympic Boulevard, Los Angeles, California 90064.

“Distribution” means, in respect of any Person, (a) any payment, distribution, dividend or transfer of cash or other assets by such Person constituting a dividend, return of capital, or other payment in respect of the Equity Interests of such Person (except distributions in such Equity Interests) and (b) any purchase, redemption or other acquisition or retirement for value of any Equity Interests of such Person or an Affiliate of such Person.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Environmental Laws” means all federal, state, district, local and foreign laws, rules, regulations, ordinances or consent decrees relating to hazardous substances, pollution or environmental matters, as now or hereafter in effect, applicable to any Obligor’s business or facilities owned or operated by any Obligor, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, hazardous, toxic or dangerous substances, materials or wastes into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Interest” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial partnership or membership interests, joint venture interests, units, limited liability company interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting, in each case including all voting and economic rights related thereto.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“Equity Interest Pledge Agreement” means each Equity Interest Pledge Agreement executed by an Obligor in favor of Administrative Agent for the benefit of the Lenders.

“Event of Default” means any event or condition described in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934 and all regulations interpretive thereof.

“Excluded Account” means any Deposit Account, Securities Account or Commodity Account that (a) is used for purposes of funding payroll, payroll taxes and other compensation, employee benefit payments or trust and fiduciary accounts, (b) holds collateral securing Borrower’s obligations arising under that certain letter of credit described in Schedule 5.6 or (c) has amounts on deposit which, when aggregated with the amounts on deposit in all other Deposit Accounts for which Control Agreements have not been obtained (other than those specified in the foregoing clauses (a) and (b)), do not at any time have a balance that exceeds $50,000 individually or $250,000 in the aggregate.

“Expenses” means all of the following: (a) Taxes and insurance premiums required to be paid by an Obligor under the Loan Documents which are paid or advanced by Administrative Agent or any Lender; (b) filing, recording, publication and search fees paid or incurred by Administrative Agent or any Lender, including all recording fees, real estate title commitment charges and survey fees; (c) the reasonable costs and fees incurred to engage professionals (including attorneys’, paralegals’, auctioneers’, appraisers’ or consultants’ fees; provided that the fees of attorneys and paralegals shall be limited to a single counsel for Administrative Agent and the Lenders and, if reasonably necessary, for one local counsel in each relevant jurisdiction for Administrative Agent and Lenders, except to the extent a conflict of interest prevents joint representation of the Agent and the Lenders by such attorneys, in which case the fees of attorneys and paralegals of one additional counsel shall be included in this defined term); (d) expenses incurred by Administrative Agent or any Lender (i) to inspect, copy, audit, examine or evaluate the Books of any Obligor or inspect, count or appraise any Collateral, (ii) to correct any Default or Event of Default or enforce any provision of any of the Loan Documents, whether or not litigation is commenced, (iii) in connection with any restructuring, repayment, refinancing or “workout” of the Obligations or the Loan Documents, (iv) in gaining possession of, maintaining, handling, protecting, preserving, insuring, storing, shipping, preparing for sale, advertising for sale, selling or foreclosing a Lien upon any of the Collateral, whether or not a sale is consummated, (v) in enforcing the Obligations or obtaining performance under the Loan Documents, (vi) in structuring, drafting, reviewing or preparing any amendment, modification or waiver of any of the Loan Documents or in defending the validity, priority or enforceability of Liens, and (vii) in connection with any investigation, litigation, arbitration or other judicial or non-judicial proceeding in connection with the Loan Documents, whether or not the Agent or such Lender is a party thereto; and (e) reasonable travel and other out-of-pocket expenses (including all travel, meal and lodging expenses) in connection with attendance of meetings with Borrower or its advisors by Administrative Agent’s or each Lender’s respective representatives.

“Extraordinary Receipts” means, other than in connection with any disposition of the Mortgaged Properties or inventory, any cash received by Borrower or any of its Subsidiaries not in the Ordinary Course of Business, including (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) Proceeds of insurance, (d) Proceeds of judgments, settlements or other consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof), and (f) indemnity payments.

“Financial Officer” means a chief financial officer, vice president of finance, principal accounting officer, treasurer, controller or other senior financial officer of Borrower.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries, which period shall be the 52 or 53 week period ending on the first Saturday on or after June 30.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“General Intangibles” has the meaning set forth in Section 3.1(e).

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank stock exchange regulatory body arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank).

“Guarantor” means each Subsidiary of Borrower, and any other Person that now or hereafter guarantees, pursuant to a written agreement, payment or performance of any of the Obligations.

“Guaranty” means each guaranty now or hereafter executed by a Guarantor with respect to any of the Obligations, including without limitation that certain Guaranty executed by the Guarantors on the Closing Date.

“Hazardous Materials” means any hazardous, toxic or dangerous substance, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents or any other similar substances, materials or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

“Indebtedness” means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (excluding trade accounts payable incurred in the Ordinary Course of Business) and all obligations under leases which are or should be under GAAP recorded as capital leases, in respect of which a Person is directly or contingently liable as borrower, guarantor, endorser or otherwise or in respect of which a Person otherwise assures a creditor against loss, (b) all obligations for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any Lien upon property owned by a Person, whether or not such Person has assumed or become liable for the payment thereof, (c) all indebtedness evidenced by bonds, debentures, notes or other similar instruments, (d) all obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used or acquired by such Person, (e) all obligations of such Person in respect of letters of credit or bankers’ acceptances, (f) all obligations, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit, and (g) all obligations and liabilities directly or indirectly guaranteed by such Person with respect to any of the foregoing.

“Indemnified Claims” means all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, awards, remedial response costs, expenses or disbursements of any kind or nature whatsoever (including attorneys’, accountants’, auctioneers’, consultants’ or paralegals’ fees and expenses), which may at any time be imposed on, incurred by or asserted against any Indemnitee in any way relating to or arising out of this Agreement, the other Loan Documents or any other document contemplated by any Loan Document, in any way relating to or arising out of (a) the administration, performance or enforcement by Administrative Agent or any Lender of any of the Loan Documents or consummation of any of the transactions described therein, (b) the creation or perfection of a Lien upon any Collateral or the failure thereof, or the sale, collection or realization of any Collateral, or (c) the occurrence of any Insolvency Proceeding.

“Indemnitees” means Administrative Agent, each Lender and each of their respective officers, directors, members, managers, partners, agents, advisors, attorneys and Affiliates.

“Information Certificate” means that certain Information Certificate dated the date hereof executed by Borrower in favor of Administrative Agent.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other arrangement in respect of creditors generally or any material creditor, in each case, undertaken under the Bankruptcy Code or other applicable law.

“Interest Rate” means a per annum rate equal to nine percent (9%).

“Joint Venture” means BB Brand Holdings LLC, a Delaware limited liability company.

“Joint Venture Agreement” means License Agreement made as of June 8, 2016 by and among the Joint Venture, Borrower and bebe studio, inc.

“Lender” and “Lenders” has the meaning set forth in the Preamble.

“Lien” means any lien (statutory or other) mortgage, pledge, hypothecation, assignment, security interest, encumbrance, claim, impairment, restriction on transfer or similar restriction or other security arrangement of any kind or nature whatsoever, including without limitation any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

“Loan” or “Loans” means, as to any Lender, the loan made to Borrower as evidenced by the Note held by such Lender.

“Loan Documents” means, collectively, this Agreement, the Mortgages and the other Security Documents, each Note, each Guaranty, the Information Certificate, each Control Agreement, and all other documents, instruments, certificates and agreements executed or delivered in connection with or contemplated by this Agreement or any of the Obligations.

“Majority Lenders” means the Lenders holding Notes with an outstanding principal balance equal to more than 50% of the sum of the aggregate outstanding principal balance of all Notes held by all the Lenders.

“Material Adverse Effect” means the effect of any event, condition, action, omission or circumstance, which, alone or when taken together with other events, conditions, actions, omissions or circumstances occurring or existing concurrently therewith, (a) has, or with the passage of time is reasonably likely to have, a material adverse effect upon the business, operations, properties or financial condition of the Obligors taken as a whole, (b) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of this Agreement or any of the other Loan Documents, (c) has any material adverse effect upon (i) the title to any material part of the Collateral, (ii) the Liens of Administrative Agent or any Lender with respect to the Collateral, (iii) the priority of any such Liens, or (iv) any Mortgaged Property, with respect to the violation of any Environmental Law in connection with such Mortgaged Property, (d) materially impairs the ability of any Obligor to perform its obligations under any of the Loan Documents, including repayment of any of the Obligations when due, or (e) materially impairs or delays the ability of Administrative Agent to enforce or collect the Obligations or realize upon any of the Collateral in accordance with the Loan Documents or applicable law.

“Maturity Date” means May 30, 2018.

“Mortgage” means a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument.

“Mortgage Policy” shall mean an ALTA 2006 Extended Loan Policy meeting the conditions of Section 4.1(h)(ii) and otherwise reasonably acceptable to Administrative Agent.

“Mortgaged Property” means any real property and improvements owned or leased by any Obligor which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“Multiemployer Plan” means any “multiemployer plan” (as defined in Section 4001(a)(3) or 3(37) of ERISA) to which Borrower or any of its Subsidiaries makes or is obligated to make contributions.

“Necessary Authorizations” means all authorizations, consents, Permits, approvals, licenses and exemptions from, and all filings and registrations with, and all reports to, any Governmental Authority which are required for the transactions contemplated by the Loan Documents.

“Negotiable Collateral” has the meaning set forth in Section 3.1(h).

“Net Cash Proceeds” means, with respect to (a) any casualty loss or other similar loss by any Obligor or (b) any issuance by any Obligor of any Equity Interests, the aggregate amount of cash received for such losses or Equity Interests, net of reasonable and customary transaction costs and expenses properly attributable to such transaction and payable by such Obligor to a non-Affiliate in connection with such loss or the issuance of any Equity Interests, including sales commissions and underwriting discounts.

“Net Sale Proceeds” shall mean for any sale or other disposition of assets, including without limitation any Mortgaged Property, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (a) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith), (b) sales, VAT and transfer taxes arising therefrom, and (c) ad valorem Tax Liens assessed against such asset if paid to the Governmental Authority at the time of such disposition.

“Note” means a promissory note executed and delivered by Borrower pursuant to Section 2.1(a) in favor of a Lender.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Obligor arising under any Loan Document or with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, expenses and premiums (including any that accrue after the commencement by or against any Obligor of any Insolvency Proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding).

“Obligor” means Borrower or any Guarantor.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practices or as otherwise approved by Administrative Agent, and undertaken by such Person in good faith.

“Organic Documents” means, with respect to any Person, its charter, certificate or articles of incorporation, bylaws, certificate or articles of organization, limited liability agreement, operating agreement, member agreement, shareholder agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust or similar agreement or instrument governing the formation or operation of such Person.

“PATRIOT Act” has the meaning set forth in Section 5.13.

“Permitted Asset Disposition” means (a) the sale of any Mortgaged Property by any Obligor, or any other real property owned by an Obligor, by any Obligor to any Person other than a controlled Affiliate of such Obligor for immediately available funds and for the fair market value of such Mortgaged Property, (b) the use or consumption of physical assets or inventory in the Ordinary Course of Business, including the disposition of (i) obsolete or worn-out property or property that is no longer useful in the business of the Obligors and (ii) inventory or assets in a transaction or series of transactions with an entity previously identified to Administrative Agent, (c) grants of non-exclusive licenses of intellectual property in the Ordinary Course of Business, (d) dispositions in the form of eminent domain, condemnation, or other similar takings or casualty, (e) any disposition of domain names, wholesale license agreements and social media accounts to the Joint Venture pursuant to or in connection with the Joint Venture Agreement, and (f) the closure of stores and the sale of inventory and other personal property assets in accordance with a liquidation plan proposed by Borrower and reasonably acceptable to Administrative Agent; provided that the proceeds thereof are applied to make a prepayment of the Loans if and to the extent provided in Section 2.3, and otherwise all such proceeds are deposited into a Controlled Account.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Indebtedness” means (a) the Indebtedness disclosed on Schedule 5.6 hereto, (b) Indebtedness to trade creditors incurred in the ordinary course of business, (c) Indebtedness secured by Permitted Liens, (d) Indebtedness arising from the endorsement of instruments in the ordinary course of business, (e) Indebtedness between or among Obligors, (f) Indebtedness in respect of capital leases and purchase money obligations for fixed or capital assets, and (g) other Indebtedness which, combined with the Indebtedness in clause (f) of this paragraph, does not exceed $250,000 at any time outstanding.

“Permitted Lien” means any of the following: (a) Liens granted in favor of Administrative Agent; (b) Liens for Taxes not yet due and payable or, other than ad valorem taxes on Mortgaged Property, being timely contested by appropriate proceedings and as to which adequate reserves are being maintained, (c) statutory Liens (other than Liens for Taxes), but only if and for so long as payment in respect of such Liens is not overdue for a period of more than 30 days or the Indebtedness secured by any such Liens is timely contested by appropriate proceedings and as to which adequate reserves are being maintained; (d) Liens securing Indebtedness described in paragraphs (a) and (f) of the definition of Permitted Indebtedness (including precautionary UCC financing statements relating solely to operating leases); (e) deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or securing liability for reimbursement or indemnity obligations of insurance carriers providing insurance to Obligors and their Subsidiaries, (f) deposits to secure the performance of bids, trade contracts, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business, (g) easements, rights of way, restrictions, encroachments, and other similar encumbrances, minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of operations of any Mortgaged Property or of the business operations of any Obligor, (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(f), (i) any interest or title of a lessor or sublessor under any lease of real estate to an Obligor permitted hereunder, (j) any non-exclusive licenses of intellectual property permitted hereby, (k) Liens solely on any cash earnest money deposits made to any Obligor in connection with any letter of intent or purchase agreement permitted hereunder, (l) any zoning, land use, building or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property, (m) Permitted Encumbrances, (n) space leases and subleases to the extent permitted by this Agreement; and (o) normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC, on payment items in the course of collections.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Person” means an individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, land trust, business trust or unincorporated organization, or a government or agency, department or other subdivision thereof.

“Plan” means an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and that is maintained by Borrower or its Subsidiaries for employees.

“Restricted Payment” means (a) any Distribution, (b) any loan by an Obligor to any of holder of its Equity Interests, and (c) any payment of management, consulting or similar fees payable by Borrower or any of its Subsidiaries to any Affiliate thereof.

“Security Documents” means each instrument or agreement at any time securing or assuring payment or priority of any of the Obligations, including without limitation this Agreement, the Mortgages, and each Account Pledge Agreement and Equity Interest Pledge Agreement.

“Solvent” means, as to any Person, such Person (a) is able to pay all of its debts as such debts mature, (b) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, (c) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code and (d) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any of the Loan Documents, or made any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person, and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” in this Agreement or any Loan Document shall refer to a Subsidiary of Borrower. Notwithstanding anything in this Agreement to the contrary, the Joint Venture shall be deemed to not be a Subsidiary of Borrower.

“Taxes” means any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, ad valorem real or personal property, sales, use, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States or any other Governmental Authority and all interest, penalties, additions to tax and similar liabilities with respect thereto, but excluding, in the case of Administrative Agent and each Lender, taxes imposed on or measured by the net income or overall gross receipts of Administrative Agent or such Lender.

“UCC” means the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.

“Warehouse” means the Mortgaged Property located at or about 4901, 4935, 4945, 4955 and 4995 Industrial Way, Benicia, California 95670.

“Warehouse Lease” has the meaning set forth in Section 5.21(a).

1.2 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa.

(b) Section and Schedule references are to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The term “including” is not limiting, and means “including, without limitation.”

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation, and (iii) any reference to a time shall refer to such time in New York.

(f) All other capitalized terms contained in this Agreement and not otherwise defined shall have, when the context so indicates, the meanings provided for by the UCC. Without limiting the generality of the foregoing, the following terms has the meaning ascribed to them in the UCC: Chattel Paper; Commercial Tort Claim; Commodities Account; Deposit Account; Document; Electronic Chattel Paper; Equipment; Fixtures; Goods; Instrument; Inventory; Letter-of-Credit Right; Payment Intangible; Proceeds; Security; Securities Account; Software; and Supporting Obligations.

(g) To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

SECTION 2. LOANS AND REPAYMENT TERMS

2.1 Commitments.

(a) Subject to the terms and conditions of this Agreement, the Lender party hereto agrees to make a Loan to Borrower in the amount of its Commitment on the Closing Date. The Loan shall constitute an Obligation secured by the Collateral. The Loan shall be evidenced by a Note in the form of Exhibit 2.1(a) hereto, payable to the order of Lender in the amount of its Commitment. The proceeds of the Loan shall be used by Borrower as provided in Section 6.3. The advance by Administrative Agent to Borrower of the Loan shall be reduced by original issue discount in the amount of $1,050,000, which equals three percent (3%) of the principal amount of the Loan. Borrower shall not be entitled to reborrow any amounts repaid.

(b) It is a condition to the disbursement of the Loan that Borrower shall deliver to Administrative Agent a written notice in the form of Exhibit 2.1(b) signed by a Financial Officer of the Borrower (the “Loan Request”). The Loan Request shall be delivered one (1) Business Day before the Closing Date. Upon receipt of a Loan Request, Lender shall, subject to the satisfaction of the conditions in Section 4, fund the Loan in the amount of its Commitment to the Administrative Agent, and on the Closing Date the Administrative Agent shall remit the Loan proceeds to Borrower’s principal operating account identified in the Loan Request, less amounts due hereunder.

2.2 Payments.

(a) Payments of principal, interest and any other Obligation shall be made in Dollars, in immediately available funds and without any offset, counterclaim or deduction not later than 3:00 p.m. on the date when due, as follows:

(i) The aggregate outstanding principal amount of the Loans shall be due and payable on the Maturity Date, unless sooner accelerated in accordance with Section 8.2.

(ii) Interest shall accrue and be payable as provided in Section 2.4.

(b) The other Obligations requiring the payment of money shall be due and payable as and when provided in the Loan Documents, or, if the date of payment is not specified in the Loan Documents, within three (3) Business Days of demand.

(c) Whenever any payment of any Obligations shall be due on a day that is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day and interest thereon shall continue to accrue and shall be payable for such extended period of time; provided, however, that if the Maturity Date falls on a non-Business Day, the payments due on the Maturity Date shall be made on the immediately preceding Business Day.

(d) If any payment or transfer of property is applied to the Obligations but is subsequently invalidated, declared to be fraudulent or preferential, set aside or repaid to an Obligor or to a debtor in possession, trustee, receiver or any other Person, then the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment or property had not been made or received. The provisions of this subsection (d) shall survive the Maturity Date and payment in full of the Obligations.

2.3 Prepayments.

(a) Mandatory Prepayments. If the following events occur, Borrower shall repay the Obligations at the times and in the amounts provided below:

(i) Upon receipt, 75% of the Net Sale Proceeds from the sale of the Design Center or the Warehouse, whichever first occurs;

(ii) Upon receipt, 100% of the Net Sale Proceeds from the sale of any other Mortgaged Property, other than as described in subsection (a)(i) above;

(iii) Other than as described in subsection (a)(i) and (a)(ii) above or dispositions which are Permitted Asset Dispositions (it being understood that dispositions under subsection (d) of such definition is covered by subsection (a)(iv) below), if any Obligor disposes of any property which results in the realization by such Obligor of Net Cash Proceeds in an amount in excess of $250,000 cumulatively for all such dispositions in each calendar year, Borrower shall, or shall cause the applicable Obligor to, prepay an aggregate principal amount of Loans equal to 100% of all such Net Cash Proceeds within three (3) Business Days following receipt thereof by such Person; and

(iv) Within three (3) Business Days following receipt by any Obligor of Net Cash Proceeds in an amount in excess of $250,000 from any Extraordinary Receipt, Borrower shall, or shall cause the applicable Obligor to, prepay an aggregate principal amount of Loans equal to 100% of all such Net Cash Proceeds received.

(b) Voluntary Prepayments. Borrower may, upon notice to the Administrative Agent (which notice, if furnished in connection with a refinancing of the Obligations or an issuance of Borrower’s Equity Interests, may be conditional upon the consummation of such refinancing or issuance), at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty; provided, however, that (i) such notice must be received by the Administrative Agent not later than 2:00 p.m. three (3) Business Days prior to any date of prepayment of such Loans and (ii) any prepayment of the Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein except that any such notice in connection with a refinancing of all Loans may be conditioned upon obtaining the proceeds of a new financing.

(c) All amounts payable pursuant to this Section 2.3 shall be applied as follows: first, to all then unpaid Expenses of Administrative Agent; second, pro rata, to all then unpaid Expenses of Lenders; third, pro rata, to all accrued and unpaid interest on the Loans; and fourth, pro rata, to the aggregate principal balance of the Loans. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, all amounts received by Administrative Agent pursuant to this Section 2.3 shall, in lieu of the application priorities set forth above, be applied to the repayment of the Obligations in accordance with Section 8.2.

2.4 Interest.

(a) Interest shall accrue on the outstanding principal balance of the Loans at the Interest Rate. Interest shall be due and payable monthly, in arrears, commencing on June 30, 2017 and continuing to be due and payable on the last day of each succeeding month thereafter.

(b) Notwithstanding the foregoing, at any time that (i) an Event of Default pursuant to Section 8.1(a) or (e) exists, the outstanding principal balance of the Loans shall bear interest at the Default Rate and (ii) any other Event of Default exists, at the option of the Lenders, the outstanding principal balance of the Loans shall bear interest at the Default Rate.

(c) All amounts chargeable to Borrower under Section 2.5 shall bear interest at the rate in effect from time to time for the Loans, commencing on the date that such amounts are due until paid.

(d) Interest shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

2.5 Fees and Reimbursement of Expenses.

(a) On the Closing Date, from the proceeds of the Loans, in addition to the original issue discount on the indebtedness evidenced by the Notes, Administrative Agent shall withhold all Expenses incurred to and including, the Closing Date, along with a reasonable estimate for Expenses to be incurred after the Closing Date, including legal fees of counsel to the Agent and the Lenders and counsel to the Obligors, real estate title Policy fees, survey fees and recording fees.

(b) From time to time, within ten (10) Business Days of request by Administrative Agent, Borrower shall reimburse Administrative Agent and Lenders for all Expenses.

(c) All fees shall be fully earned by Administrative Agent and Lenders when due and payable; except as otherwise set forth herein or required by applicable law, shall not be subject to rebate, refund or proration; are and shall be deemed to be for compensation for services; and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. All amounts chargeable to Borrower under this Section 2.5 shall be Obligations secured by the Collateral.

2.6 Maximum Interest. Borrower, Administrative Agent and Lenders hereby agree and stipulate that the only charges imposed upon Borrower for the use of money in connection with this Agreement are and shall be the interest described in Section 2.4(a) and (b) and the original issue discount withheld on the advance of the Loans pursuant to Section 2.1(a). Borrower, Administrative Agent and Lenders further agree and stipulate that all closing fees, facility fees, unused fees, underwriting fees, default charges, funding or “breakage” charges, increased cost charges, and reimbursement for Expenses paid by Administrative Agent or any Lender are charges to compensate Administrative Agent or such Lender for underwriting and administrative services and costs or losses performed or incurred by Administrative Agent or such Lender in connection with this Agreement and the other Loan Documents and shall under no circumstances be deemed to be charges for the use of money. Further, in no event shall the aggregate of all amounts that are contracted for, charged or received by Administrative Agent or any Lender pursuant to the terms of this Agreement, the Notes or any other Loan Document exceed the highest rate permissible under any applicable law that a court of competent jurisdiction shall, in a final determination, deem applicable hereto. All interest paid or agreed to be paid shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the entire period from the Closing Date until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest for such full period shall not exceed the maximum amount permitted by applicable law. If any interest is charged or received in excess of the maximum rate allowable under applicable law, Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such excess, to the extent received, shall be applied first, to reduce the outstanding principal balance of the Loans and second, to pay any Expenses owing and the balance, if any, returned to Borrower, it being the intent of the parties hereto not to enter into a usurious or other illegal relationship. The provisions of this Section 2.6 shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section 2.6 is referred to therein).

2.7 Notes; Record of the Obligations.

(a) The Loans shall be repayable in accordance with the terms and provisions set forth herein. On the Closing Date, an Authorized Officer of Borrower shall execute and deliver a Note to Lender to evidence the Loan advanced by Lender in the amount of its Commitment.

(b) Administrative Agent shall maintain a record of each advance of principal and each repayment of principal and interest on the Loans, and of all other Obligations which shall become due from, or is paid by, Borrower or any other Obligor pursuant to this Agreement or the other Loan Documents. Any failure of Administrative Agent to make an entry in its books and records, or any error in doing so, shall not limit or otherwise affect the agreement of Borrower to repay the Obligations in accordance with the Loan Documents. The entries made in Administrative Agent’s books and records shall constitute rebuttably presumptive evidence of the information therein.

SECTION 3. SECURITY

3.1 Grant of Security Interest. Borrower hereby unconditionally grants, assigns, and pledges to Administrative Agent, for the benefit of Administrative Agent and Lenders, to secure the Obligations, a continuing Lien on and security interest in all personal property of Borrower, including Borrower’s right, title, and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located (the “Borrower Collateral”):

(a) all Accounts;

(b) all Commercial Tort Claims (including, but not limited to, those Commercial Tort Claims listed on the Information Certificate);

(c) all Deposit Accounts;

(d) all Equipment;

(e) all general intangibles (as such term is defined in the UCC), including Payment Intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill (including the goodwill associated with any trademark), patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, industrial designs, other industrial or intellectual property or rights therein or applications therefor, whether under license or otherwise including all rights to royalties and other payment in connection with the Joint Venture Agreement, programs, programming materials, blueprints, drawings, purchase orders, route lists, rights to payment and other rights under any royalty or licensing agreements, including intellectual property licenses, infringement claims, software, software source codes, computer programs, computer discs, computer tapes, literature, reports, catalogs, URLs and domain names, computer programs, information contained on computer disks or tapes, moneys due or recoverable from pension funds, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the UCC, all rights, powers, and remedies under the Organic Documents of the Person that issued such interests and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, goods, Investment Property, Negotiable Collateral, and oil, gas, or other minerals before extraction (collectively, “General Intangibles”);

(f) all Inventory;

(g) all Investment Property;

(h) all letters of credit, Letter-of-Credit Rights (whether or not evidenced by a writing) and other Supporting Obligations, notes, drafts, Instruments (including promissory notes), certificated and uncertificated Securities, Documents, leases and Chattel Paper (including Electronic Chattel Paper) (collectively, “Negotiable Collateral”);

(i) the Books of Borrower; and

(j) all substitutions, replacements, additions, accessions, Proceeds, products to or of any of the foregoing, including, but not limited to, Proceeds of insurance covering any of the foregoing, or any portion thereof, and any and all Accounts, General Intangibles, Negotiable Collateral, Inventory, Equipment, Deposit Accounts, Commercial Tort Claims, Investment Property, money, deposits, accounts, or other tangible or intangible property resulting from the sale or other disposition of the Accounts, General Intangibles, Negotiable Collateral, Inventory, Equipment, Deposit Accounts, Commercial Tort Claims, Investment Property or any portion thereof or interest therein and the Proceeds thereof;

provided, however, that the Borrower Collateral shall not include, and no Lien or security interest shall attach to:

(i) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (except to the extent such prohibition or restriction is ineffective under the UCC of any applicable jurisdiction) other than Proceeds thereof, the assignment of which is deemed effective under the UCC or applicable law of any applicable jurisdiction notwithstanding such prohibition;

(ii) any asset the pledge of which or a security interest in which is prohibited by applicable law, including any requirement to obtain the consent of any Governmental Authority (except to the extent such prohibition or restriction is ineffective under the UCC of any applicable jurisdiction) other than Proceeds thereof, the assignment of which is deemed effective under the UCC or applicable law of any applicable jurisdiction notwithstanding such prohibition;

(iii) Equity Interests in joint ventures or any non-wholly-owned Subsidiaries, but only to the extent that the organizational documents or other agreements with other equity holders prohibit the pledge of such equity interests (including pursuant to any requirement to obtain the consent of any member or other Person, if such consent is not obtained) other than Proceeds thereof to the extent assignable;

(iv) agreements, licenses and leases the pledge of which or the security interest in which is prohibited or restricted by such agreements, licenses and leases (including pursuant to any requirement to obtain the consent of any Governmental Authority or third party, if such consent is not obtained), to the extent prohibited or restricted thereby (except to the extent such prohibition or restriction is ineffective under the UCC of any applicable jurisdiction), other than Proceeds thereof, the assignment of which is deemed effective under the UCC or applicable law notwithstanding such prohibition;

(v) any “intent to use” trademark applications;

(vi) more than 65% of the outstanding voting Equity Interests of any (x) controlled foreign corporation or (y) U.S. Subsidiary that is a disregarded entity for U.S. federal income tax purposes if substantially all of its assets consist of the capital stock of one or more foreign subsidiaries; and

(vii) any Deposit Account that is used exclusively for the purpose of (x) funding payroll, payroll taxes and other compensation, employee benefit payments or trust and fiduciary accounts and (y) holding collateral securing Borrower’s obligations arising under that certain letter of credit described in Schedule 5.6.

3.2 Secured Indebtedness. The Lien and security interest granted hereunder shall secure the prompt payment of the Obligations and the prompt performance of each of the covenants and duties under this Agreement and the other Loan Documents.

3.3 Commercial Tort Claims. Borrower shall promptly provide Administrative Agent with written notice of all Commercial Tort Claims in excess of $20,000, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, Borrower shall be deemed to hereby grant to Administrative Agent a security interest and Lien in and to such Commercial Tort Claims and all Proceeds thereof without any further action by Borrower or Administrative Agent.

3.4 Perfection by Filing an All Assets Blanket Lien. Borrower hereby authorizes Administrative Agent at any time and from time to time to file financing statements, continuation statements and amendments thereto that describe the Borrower Collateral as “all personal property of debtor,” “all assets of debtor” or words to similar effect, and contain any other information required by Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including the type of organization of Borrower. Borrower agrees to furnish any such information to Administrative Agent promptly upon request.

3.5 Perfection Other Than by Filing, Etc. At any time and from time to time, Borrower shall take such steps as Administrative Agent may reasonably request for Borrower to (a) obtain control of any Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper, in each case, with a value in excess of $20,000, and, where control is established by written agreement, such agreement shall be in form and substance satisfactory to Administrative Agent, (b) immediately discharge all Liens other than Permitted Liens, and (c) otherwise to insure the continued perfection and priority of Administrative Agent’s first-priority security interest in all of the Borrower Collateral and of the preservation of its rights therein. All charges, expenses and fees Administrative Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be added to the Obligations, and shall be paid to Administrative Agent, for the benefit of Administrative Agent and Lenders, within three (3) Business Days of demand.

3.6 Preservation of Borrower Collateral. Upon the occurrence and continuance of an Event of Default, in addition to the rights and remedies set forth herein, Administrative Agent: (a) may at any time take such steps as Administrative Agent deems necessary to protect Administrative Agent’s interest in and to preserve the Borrower Collateral, including the hiring of such security guards or the placing of other security protection measures as Administrative Agent may deem appropriate; (b) may employ and maintain at any of Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Administrative Agent’s interests in the Borrower Collateral; (c) may lease warehouse facilities to which Administrative Agent may move all or part of the Borrower Collateral; (d) may use Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Borrower Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Borrower Collateral is located, and may proceed over and through any of Borrower’s owned or leased property. Borrower shall cooperate fully with all of Administrative Agent’s efforts to preserve the Borrower Collateral and will take such actions to preserve the Borrower Collateral as Administrative Agent may direct. All of Administrative Agent’s expenses of preserving the Borrower Collateral, including any expenses relating to the bonding of a custodian, shall be added to the Obligations, or, at Administrative Agent’s option, shall be paid to Administrative Agent for its benefit and for the ratable benefit of Lenders within three (3) Business Days of demand.

3.7 Additional Borrower Collateral. Borrower shall, concurrently with the delivery of the financial statements pursuant to the terms of Section 6.8(b), notify Administrative Agent in writing upon acquiring or otherwise obtaining any Borrower Collateral after the date hereof consisting of (a) Investment Property, Negotiable Collateral, or Commercial Tort Claims, in each case with a value in excess of $20,000 or (b) intellectual property or Deposit Accounts.

SECTION 4. CONDITIONS PRECEDENT

4.1 Closing Conditions. The conditions precedent to the closing of this Agreement and the advance of the Loan on the Closing Date are the satisfaction of each of the following to Administrative Agent’s satisfaction:

(a) Borrower and each other Person that is to be a party to any Loan Document shall have executed and delivered each such Loan Document.

(b) Borrower shall cause to be delivered to Administrative Agent the following documents, each in form and substance satisfactory to Administrative Agent:

(i) with respect to each Obligor, a certificate signed by the secretary or assistant secretary of such Person (or, in the case of a Person that is a partnership, the general partner of such Person or, in the case of a Person that is a limited liability company, the members or manager, as appropriate, of such Person), including a certificate of incumbency with respect to each Authorized Officer of such Person executing a Loan Document, together with appropriate attachments which shall include the following: (i) a copy of the certificate of formation of such Person certified by the Secretary of State of the State of such Person’s incorporation or formation; (ii) a true, complete and correct copy of the other Organic Documents of such Person; (iii) a true, complete and correct copy of the resolutions of such Person (or its general partner, members or manager, as applicable) authorizing the execution, delivery and performance by such Person of the Loan Documents to which such Person is a party and, with respect to Borrower, authorizing the borrowings hereunder; and (iv) certificates of good standing from such Person’s jurisdiction of formation;

(ii) a favorable legal opinion of each Obligor’s outside legal counsel (other than bebe management, inc. as to Virginia law matters) addressed to Administrative Agent and Lenders regarding such matters as Administrative Agent and its counsel may request, including without limitation perfection in the Collateral;

(iii) evidence of insurance, including standard forms of certificates of insurance and policy endorsements addressed to Administrative Agent, confirming Borrower’s satisfaction of the insurance requirements contained in the Loan Documents;

(iv) a duly executed and delivered Information Certificate; and

(v) such other financial reports and information concerning Borrower or any of its Subsidiaries as any Lender shall require.

(c) Evidence that there are no Liens upon any Collateral other than Permitted Liens and, if applicable, shall have received all relevant payoff letters and Lien termination documents satisfactory in form to Administrative Agent from any Person holding a Lien to be satisfied.

(d) All Expenses of Administrative Agent and Lenders incurred as of the Closing Date and all estimated post-Closing Expenses shall have been paid, or shall be paid from, the Loan proceeds.

(e) Borrower shall cause to be delivered to Administrative Agent an Equity Interest Pledge Agreement from bebe studio, inc. as pledgor in favor of Administrative Agent, with respect to its pledge of its Equity Interests in bebe studio realty, LLC as Collateral.

(f) Borrower shall cause to be delivered to Administrative Agent an Account Pledge Agreement from bebe studio, inc. and bebe management inc., as pledgors in favor of Administrative Agent, with respect to the pledge by such Obligors of certain of its Deposit Accounts as Collateral.

(g) UCC financing statements covering the Collateral pledged by Borrower, bebe studio, inc. and bebe studio realty, LLC, respectively, as debtor, and Administrative Agent as secured party, for filing in the appropriate filing office.

(h) Mortgages; Etc. Administrative Agent shall have received each of the following:

(i) fully executed and notarized counterparts of Mortgages, in form and substance reasonably satisfactory to Administrative Agent, which shall cover each real property listed in Schedule 4.1(h) and related assets described in such Mortgages, together with evidence that counterparts of such Mortgages have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;

(ii) a Mortgage Policy insuring each Mortgage referred to in the foregoing Section 4.1(h)(i) above, issued by Fidelity National Title Insurance Company, or another title insurer reasonably satisfactory to Administrative Agent, in an insured amount reasonably satisfactory to Administrative Agent, but in no event exceeding $35 million in the aggregate for all Mortgage Policies, and insuring Administrative Agent that the Mortgage on each such Mortgaged Property is a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances, with each such Mortgage Policy (w) to be in form and substance reasonably satisfactory to Administrative Agent, (x) to include, to the extent available in the applicable jurisdiction, endorsements reasonably requested by the Administrative Agent, so long as such endorsements are commercially available (it being agreed that, in no event, shall the Mortgage Policy be required to include a survey endorsement), (y) to not include the “standard” title exceptions or an exception for mechanics’ liens (other than a survey exception), and (z) to provide for affirmative insurance as Administrative Agent in its discretion may reasonably request;

(iii) copies of all leases in which any Obligor holds the lessor’s interest or other agreements relating to possessory interests in any Mortgaged Property, if any;

(iv) if a Mortgaged Property is located in a flood hazard area, flood certificates covering such Mortgaged Property in form and substance acceptable to the Administrative Agent, certified to Administrative Agent in its capacity as such, as determined by designation of each such Mortgaged Property in a specified flood hazard zone by reference to the applicable FEMA map; and

(v) a Subordination Agreement, in form and content satisfactory to Administrative Agent and the title company providing the Mortgage Policies in (ii) above, from each Person with whom Borrower is a party to a binding contract to sell a Mortgaged Property, which shall subordinate such purchase and sale agreement to Agent’s Lien on such Mortgaged Property such that such purchase and sale agreement is removed as an exception from the related Mortgage Policy and is specifically subordinated to the applicable Mortgage and, specifically, with respect to the Warehouse, such Subordination Agreement shall be obtained from Tulloch Corporation, a California corporation, and bebe studio realty, LLC and Administrative Agent shall also be signatory thereto.

(i) Borrower shall cause to be delivered to Administrative Agent a Control Agreement with respect to all Deposit Accounts (other than Excluded Accounts) of any Obligor held at Wells Fargo Bank, National Association.

(j) Administrative Agent shall have approved the Budget attached hereto as Exhibit 6.6(a).

(k) Administrative Agent shall have received, reviewed and found satisfactory in all respects its due diligence on the Joint Venture.

(l) No Default or Event of Default shall exist on the Closing Date, after giving effect to the making of the Loans.

(m) All representations and warranties contained herein and in the other Loan Document shall be true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(n) Borrower shall have delivered a Loan Request to Administrative Agent in accordance with Section 2.1(b).

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent and Lenders to enter into this Agreement and to extend credit, Borrower represents and warrants on the Closing Date and on the date a Loan Request is submitted to Administrative Agent that the following representations and warranties shall be true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):

5.1 Existence and Rights; Predecessors. Each of Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and is duly qualified or licensed to transact business in all places where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect; (b) has the right and power to enter into and discharge all of its obligations under the Loan Documents to which it is a party, each of which constitutes a legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally; and (c) has the power, authority, rights and franchises to own its property and to carry on its business as presently conducted or proposed to be conducted. During the five year period prior to the Closing Date, no Obligor has been a party to any merger, consolidation or acquisition of all or substantially all of the assets or equity interests of any other Person and has not changed its legal status or the jurisdiction in which it is organized. No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock.

5.2 Authority. The execution, delivery and performance of the Loan Documents by each Obligor to be a party thereto (a) have been duly authorized by all necessary corporate or other organizational actions of such Obligor; (b) do not and will not violate any applicable provision of law, except to the extent that such violation could not reasonably be expected to have a Material Adverse Effect; (c) do not and will not violate or any writ, order or decree of any court or Governmental Authority, except to the extent that such violation could not reasonably be expected to have a Material Adverse Effect; (d) do not and will not violate any provision of the Organic Documents of such Obligor; and (e) do not and will not result in a breach of, or constitute a default, or result in the creation of any Lien (other than any Liens created under the Loan Documents in favor of Administrative Agent) upon any property or assets of such Obligor pursuant to, any applicable law, regulation, instrument or agreement to which any such Obligor is a party or by which any such Obligor or its properties may be subject or bound, except to the extent that such breach or default could not reasonably be expected to have a Material Adverse Effect. Each Obligor has obtained all Necessary Authorizations, and all such Necessary Authorizations are in full force and effect, except for (a) filings and recordings with respect to the Collateral to be made or delivered to Administrative Agent for filing or recording and (b) those Necessary Authorizations, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect. None of such Necessary Authorizations is the subject of any pending or, to the Borrower’s knowledge, threatened revocation, by the grantor of the Necessary Authorization.

5.3 Litigation. Except as disclosed in Borrower’s public filings or actions or proceedings that could not reasonably be expected to have a Material Adverse Effect, there are no actions or proceedings pending, or to the knowledge of Borrower threatened, against Borrower or any of its Subsidiaries before any court or administrative agency, and Borrower has no knowledge of any pending or threatened governmental investigations or claims, audits, reviews, investigations, complaints, actions or prosecutions involving Borrower or any other Obligor. Neither Borrower nor any other Obligor is in default with respect to any order, writ, injunction, decree or demand of any court or any Governmental Authority. None of the foregoing actions or proceedings, individually or collectively, could reasonably be expected to have a Material Adverse Effect.

5.4 Financial Statements; Solvency. Borrower has delivered to Administrative Agent the following: (a) audited balance sheets of Borrower and its Subsidiaries for the Fiscal Year ending July 2, 2016 and the related audited statements of income and retained earnings, together with the notes thereto, and (b) unaudited consolidated balance sheets of Borrower and its Subsidiaries at April 1, 2017, and the related unaudited statements of income and retained earnings for the three-month period then ended. These financial statements were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, fairly present the consolidated financial position and results of operations of Borrower and its Subsidiaries as at the respective dates thereof and for the periods therein referred to and are consistent with the books and records of Borrower, subject, in the case of the quarterly financial statements, to the absence of footnotes and normal year-end adjustments. Since July 2, 2016, other than as disclosed in Borrower’s public filings, there has been no Material Adverse Effect in the financial condition of Borrower and its Subsidiaries, taken as a whole. Borrower is, after giving effect to the advance of the Loans and the information disclosed in Borrower’s public filings, Solvent.

5.5 Taxes. Borrower and each of its Subsidiaries has filed all tax returns that it is required to file and has paid all Taxes shown on said returns as well as all Taxes shown on all assessments received by it.

5.6 Permitted Indebtedness. The Indebtedness of Borrower or any of its Subsidiaries consists solely of (i) Indebtedness pursuant to or in respect of the Obligations and (ii) Permitted Indebtedness including as scheduled on Schedule 5.6.

5.7 Material Agreements. No event has occurred or has failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes a default under any agreement, indenture, instrument, judgment, decree or order to which Borrower or any Subsidiary is a party or by which or any of its respective properties may be bound which could reasonably be expected to have a Material Adverse Effect.

5.8 Title to Assets; Intellectual Property. Borrower and each of its Subsidiaries has good, marketable and legal title to its assets (including those shown or included in the Financial Statements) or leasehold title as to leased assets or rights as to licenses, and the same are not subject to any Liens other than Permitted Liens. The Liens of Administrative Agent on the Collateral are and shall be prior to any other Lien on any of the Collateral, other than Permitted Encumbrances and other Permitted Liens not yet due and payable which by operation of law have priority over the Administrative Agent’s Lien. Each Obligor possesses or has license rights to use all necessary trademarks, trade names, copyrights, patents, patent rights and licenses to conduct business as now operated, without any known conflict with the rights of others, including items described in the Information Certificate. To Borrower’s knowledge, there is no infringement action, lawsuit, claim or complaint which asserts that the use by Borrower, or any of its Subsidiaries, or the Joint Venture violate or infringe the rights or the trade names, trademarks, trademark registrations, service names, service marks or copyrights of any Person, and all use by Borrower or its Subsidiaries of any confidential information or trade secrets of any Person is in accordance with consent of such Person. Borrower and each of its Subsidiaries has taken reasonable steps to protect its (a) computer programming language, software, hardware, firmware or related documentation, inventions, technical and nontechnical data related thereto, and (b) other documentation, inventions and data related to patterns, plans, methods, techniques, drawings, finances, customer lists, suppliers, products, special pricing and cost information, designs, processes, procedures, formulas, research data owned or used by it or marketing studies conducted by it.

5.9 Compliance With Laws; Absence of Default. Borrower and each of its Subsidiaries are in compliance in all material respects with all applicable laws except those that the failure to comply with could not reasonably be expected to have a Material Adverse Effect. Borrower and each of its Subsidiaries are in compliance in all material respects with the provisions of their respective Organic Documents.

5.10 Business Locations. The chief executive office and principal place of business for Borrower and each other Obligor is as described in the Information Certificate or as may be updated from time to time by written notice to Administrative Agent. All other places of business of such Obligor are as described in the Information Certificate or as may be updated from time to time by written notice to Administrative Agent.

5.11 ERISA. No Multiemployer Plan had, has or is expected to have a material accumulated funding deficiency (as such term is defined in Section 304 of ERISA), and no material liability to the Pension Benefit Guaranty Corporation has been, or is expected by any Obligor to be, incurred with respect to any Plan by such Obligor (other than with respect to Plan premiums). No Obligor has failed to timely make any required contribution to a Plan or Multiemployer Plan or has incurred any withdrawal liability with respect to any Multiemployer Plan, except as would not reasonably be expected to have a Material Adverse Effect. No reportable event referred to in Section 4043(b) of ERISA has occurred that has resulted or could reasonably be expected to result in material liability of such Obligor, and no Obligor has any reason to believe that any other event has occurred that has resulted or could reasonably be expected to result in material liability of such Obligor as set forth above.

5.12 Labor Relations. Neither Borrower nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, management agreement or consulting agreement regarding collective labor arrangements. As of the Closing Date, there are no material grievances, disputes or controversies with any union or any other organization of Borrower’s or any Subsidiary’s employees, or, to Borrower’s knowledge, any threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization. Borrower is in material compliance with all federal and state laws respecting employment and employment terms, conditions and practices. All of Borrower’s and its Subsidiaries’ operations are conducted in compliance, in all material respects, with all applicable rules and regulations promulgated by the Occupational Safety and Health Administration of the United States Department of Labor.

5.13 Anti-Terrorism Laws. Neither Borrower nor any of its Affiliates is in violation of any applicable anti-terrorism law, including USA Patriot Act (Title III of Pub. L. 107-56) (signed into law October 26, 2001) (the “PATRIOT Act”), engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable anti-terrorism law, including the PATRIOT Act, or is any of the following (each, a “Blocked Person”):

(a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(c) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any anti-terrorism law;

(d) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(e) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(f) a Person who is affiliated with a Person listed above.

Neither Borrower nor any of its Affiliates conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

5.14 Capital Structure. Schedule 5.14 is an organizational chart that sets forth the identity of each Person owning any Equity Interests of each Obligor other than Borrower and the number or percentage of Equity Interests owned by each such Person. Borrower has good title to all of the Equity Interests it purports to own in each of its Subsidiaries, free and clear of any Lien. No Obligor’s Equity Interests in any other Obligor is certificated. There are no agreements to which any Obligor is a party affecting its ability to pledge Equity Interests owned by it in any other Obligor or granting any rights in favor of any other Person in such Equity Interests.

5.15 Information Certificate. All of the information disclosed in the Information Certificate is true and accurate in all material respects. Schedule 4.1(h) hereto lists all the real property owned by any Obligor.

5.16 Investment Company Act; Federal Power Act. Neither Borrower nor any Subsidiary of Borrower is required to register under the provisions of the Investment Company Act of 1940, and neither the entering into or performance by Borrower of this Agreement or any other Loan Document nor the issuance of any Notes violates any provision of such Act or requires any consent, approval or authorization of, or registration with, any Governmental Authority pursuant to any of the provisions of such Act. Neither Borrower nor any Subsidiary of Borrower is a “public utility” within the meaning of the Federal Power Act (16 U.S.C. Section 791a et seq.).

5.17 Accuracy and Completeness of Information. All written information, reports, other papers and data relating to Obligors and their respective Subsidiaries furnished by or at the direction of Obligors to Administrative Agent were, at the time furnished, complete and correct in all material respects. No change has occurred with respect to such information which has, or could reasonably be expected to have, a Material Adverse Effect. With respect to projections, estimates and forecasts given to Administrative Agent and Lenders, such projections, estimates and forecasts were based on Obligors’ good faith assessment of the future of the business at the time made. There are no undisclosed written or oral side agreements with any individual or business whereby any Obligor or any Authorized Officer has agreed to perform any material undertaking which could reasonably be expected to have a Material Adverse Effect.

5.18 Affiliate Transactions. Borrower is not conducting, permitting or suffering to be conducted, transactions with any Affiliate, other than (a) transactions among the Obligors, (b) transactions in the Ordinary Course of Business with the Joint Venture, (c) employment, consulting and severance agreements, (d) transactions where Borrower issues Equity Interests to Affiliates in the Ordinary Course of Business, or (e) transactions that are at least as favorable to any Obligor as could be obtained in an arm’s-length transaction from an unaffiliated party. Borrower has not made any loans or advances to any Affiliate or other Person, except for those loans and advances permitted by Section 7.4(b). As of the Closing Date, no Obligor owes any controlled Affiliate or member of such Obligor any amounts or payments of any kind.

5.19 Environmental Matters. Neither Borrower nor any of its Subsidiaries has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law. The operations of each of Borrower and its Subsidiaries comply in all material respects with all Environmental Laws. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority, nor is any pending or to the Borrower’s knowledge threatened with respect to (a) any material non-compliance with or violation of the requirements of any Environmental Law in any material respect by Borrower or any of its Subsidiaries, (b) the release, spill or discharge, threatened or actual, of any Hazardous Materials, (c) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials, or (d) any other environmental, health or safety matter, in each case of the foregoing clauses (b) – (d), which affects Borrower, any Subsidiary thereof or the business, operations or assets thereof or any properties at which Borrower or any of its Subsidiaries has transported, stored or disposed of any Hazardous Materials in any material respect. Neither Borrower nor any of its Subsidiaries has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

5.20 Credit Card Programs. (a) No Obligor maintains a credit card program with GE Capital Retail Bank or Monogram Credit Card Bank of Georgia, (b) no Obligor has any existing contractual relationship with, or owes any monetary or nonmonetary obligation to, the holders of the Credit Card Program Liens (in their capacity as lienholders under the programs described in clause (a)); and (c) the Credit Card Program Liens are not enforceable Liens on the Collateral.

5.21 Real Property Leases. With respect to any and all leases relating to each Mortgaged Property that have been entered into by Borrower or its Subsidiaries which exist as of the Closing Date:

(a) Except for the Warehouse, each Mortgaged Property is free and clear of any prior tenants or occupants, and is unencumbered by any prior leases or tenancies. The only tenants in possession of the Warehouse with enforceable leases are Elite Delivery, Inc., Linn Star Transfer, Inc. and Hayes Distributing, Inc. (collectively, the “Warehouse Leases”). Borrower has delivered to Administrative Agent true, correct and complete copies of the Warehouse Leases, executed by bebe studio realty, LLC as lessor and by the tenant named therein;

(b) To Borrower’s knowledge, without duty of inquiry, with respect to the Warehouse Leases, there exists no breach or default, nor state of facts which, with notice, the passage of time, or both, would result in a breach or default on the part of either tenant or bebe studio realty, LLC as landlord;

(c) None of the tenants party to a Warehouse Lease has an option or preferential right to purchase all or any part of the Mortgaged Property nor any right or interest with respect to the Mortgage other than as tenant under the applicable Warehouse Lease;

(d) There are no intercompany leases between Borrower and any of its Subsidiaries with respect to any Mortgaged Property; and

(e) Borrower’s Subsidiaries do not receive rent from Borrower, or from each other, to operate from any Mortgaged Property.

SECTION 6. AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than any indemnity obligation for unasserted claims that by its terms survive the termination of this Agreement), Borrower shall, and shall cause each Obligor to:

6.1 Maintenance of Rights and Properties. Except as provided in a liquidation plan proposed by Borrower and reasonably acceptable to Administrative Agent, (a) maintain and preserve all rights, franchises, licenses, privileges and other authority adequate for the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) maintain its material properties, equipment and facilities in good order and repair, working order and condition (ordinary wear and tear, casualty or condemnation excepted); (c) conduct its business in an orderly manner without voluntary interruption, except where the interruption could not reasonably be expected to have a Material Adverse Effect; (d) maintain and preserve its existence under its jurisdiction of organization or formation (except for transactions permitted by Section 7.1); and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

6.2 Insurance. In addition to the insurance required by the Loan Documents with respect to the Collateral, maintain, on behalf of itself and its Subsidiaries, with its current insurers or with other financially sound and reputable insurers having a rating of at least A— or better by Best’s Ratings, a publication of A.M. Best Company, insurance with respect to its properties and business against such casualties and contingencies of such type (including product liability, workers’ compensation, malfeasance and misfeasance insurance) and in such amounts and with such coverage, limits and deductibles as is customary in the business of such Obligor and its Subsidiaries. All such insurance policies shall name Administrative Agent as additional insured or lender loss payee, as the case may be. Such Obligor shall deliver the certificates of insurance evidencing that the required insurance is in force, together with satisfactory additional insured or lender loss payee, as the case may be, endorsements. Each policy of insurance or endorsement shall contain, unless Administrative Agent agrees otherwise, in its discretion, a clause requiring the insurer to give not less than 30 days prior written notice to Administrative Agent in the event of cancellation or modification of the policy for any reason whatsoever other than non-payment of premiums, in which case 10 days prior written notice is acceptable, and, if requested by Administrative Agent, a clause that the interest of Administrative Agent shall not be impaired or invalidated by any act or neglect of any Obligor or owner of the Collateral nor by the occupation of the premises for purposes more hazardous than are permitted by said policy. If any Obligor fails to provide and pay for such insurance, Administrative Agent may, at Borrower’s expense and upon notice to Borrower, procure the same, but shall not be required to do so.

6.3 Use of Proceeds. Use the proceeds of the Loans to fund payments to landlords of stores operated by Borrower due as a consequence of the negotiation of the closure of such stores, to negotiate the sale of the Mortgaged Properties, for general working capital purposes, and to fund the closing costs in connection with this Agreement. No proceeds received pursuant to this Agreement will be used to purchase or carry any equity security of a class which is registered pursuant to Section 12 of the Exchange Act.

6.4 Visits and Inspections. Permit representatives of Administrative Agent and each Lender to: (a) visit and inspect properties of each Obligor and each of its Subsidiaries; (b) inspect, audit and make extracts from the Books of any Obligor and the books of its Subsidiaries, including all records relating to any Collateral; and (c) conduct field examinations; and discuss with its officers, employees and independent accountants such Obligor’s and its Subsidiary’s businesses, assets, liabilities, financial positions, results of operations and business prospects; provided, however, that unless a Default or an Event of Default exists, the foregoing shall be conducted (i) at reasonable times during normal business hours, (ii) after not less than five (5) Business Days’ prior notice to Borrower and (iii) the Administrative Agent and each Lender may make only two (2) such visits in any Fiscal Year at Borrower’s expense (however additional visits are permitted at Agent’s and Lenders’ expense). This Agreement shall constitute Obligors’ authorization to its accountants to discuss Obligors’ affairs, finances and accounts with such representatives of Administrative Agent and Lenders.

6.5 Taxes, Etc. (a) File all returns and appropriate schedules thereto that are required to be filed under applicable law pertaining to Taxes, prior to the date of delinquency, including any permissible extensions, and (b) pay and discharge, before the same shall become delinquent or in default, its obligations to pay Taxes, except (other than ad valorem taxes on Mortgaged Property) to the extent that the validity or amount thereof is being properly contested and as to which adequate reserves are maintained in the Budget except where the failure to pay could not reasonably be expected to have a Material Adverse Effect. Administrative Agent may, at its option, from time to time, discharge any Taxes or Liens on the Collateral, and Borrower will pay to Administrative Agent on demand or Administrative Agent in its discretion may charge to Borrower all amounts so paid or incurred by Administrative Agent, and such amounts paid or incurred by Administrative Agent shall constitute Obligations secured by the Collateral. If requested by Administrative Agent, the applicable Obligor shall provide proof of payment of Taxes and shall deliver to Administrative Agent copies of all tax returns (and amendments thereto).

6.6 Financial Statements and Other Information. Keep accurate and complete records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and furnished to Administrative Agent the following:

(a) Budget. Maintain a budget approved by Administrative Agent (such approval not to be unreasonably withheld or delayed, but subject to this Section 6.6(a)) of the consolidated projected operating expenses and receipts of Borrower and its Subsidiaries, on a cash basis, all itemized in reasonable detail. The Budget in effect from the Closing Date to and including December 29, 2017 is attached as Exhibit 6.8(a). On or before December 1, 2017, Borrower shall provide to Administrative Agent a budget for the period from December 30, 2017 to and including the Maturity Date, which will show the consolidated projected operating expenses and receipts of Borrower and its Subsidiaries, on a cash basis, all itemized in reasonable detail, but will vary from the Budget attached as Exhibit 6.8(a) in that it will be consistent with Borrower’s business plan previously provided to Administrative Agent. The budget in effect as of any given date is referred to herein as the “Budget.”

(b) Annual Financial Statements. As soon as available (and in any event within 90 days after the close of any Fiscal Year), audited consolidated balance sheets of Borrower and its Subsidiaries as of the end of such Fiscal Year and the related statements of income, equity holders’ equity and cash flow, on a consolidated basis, certified without any material qualification (other than a qualification as to going concern) by a firm of independent certified public accountants of recognized national standing selected by Borrower but reasonably acceptable to Administrative Agent and setting forth in each case in comparative form the corresponding consolidated figures for the preceding Fiscal Year;

(c) Quarterly Financial Statements. As soon as available (and in any event within 45 days after the end of each quarter hereafter), including the last quarter of Borrower’s Fiscal Year, unaudited consolidated balance sheets of Borrower and its Subsidiaries as of the end of such quarter and the related unaudited consolidated statements of income and cash flow for such quarter and for the portion of Borrower’s Fiscal Year then elapsed, on a consolidated basis, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by a Financial Officer of Borrower as prepared in accordance with GAAP and fairly presenting the consolidated financial position and results of operations of Borrower and its Subsidiaries for such quarter and period subject only to normal year-end adjustments and lack of footnotes;

(d) Public Filings and Reports to Shareholders. Promptly after the sending or filing thereof (and in any event within three (3) Business Days), copies of any (i) statements or reports which Borrower has made generally available to its shareholders, (ii) regular, periodic and special reports or registration statements or prospectuses which Borrower files with any Governmental Authority, including the Securities and Exchange Commission, and (iii) press releases or other statements made available by Borrower to the public concerning material changes to or developments in the business of any Obligor;

(e) Governmental Reports. Promptly upon receipt or transmission thereof (and in any event within three (3) Business Days), copies of all communications to and from applicable Governmental Authorities, including the Internal Revenue Service, the Federal Communications Commission, the Pension Benefit Guaranty Corporation, the Environmental Protection Agency and the Securities Exchange Commission, regarding notice of enforcement proceedings, complaints, inspections and related matters addressed to Borrower or any Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect;

(f) Ad Valorem Tax Bills. Promptly upon the receipt thereof (and in any event within three (3) Business Days), notices of ad valorem Taxes on each Mortgaged Property, and promptly upon the payment thereof, evidence of ad valorem Taxes paid in respect of each Mortgaged Property;

(g) Other. Prompt (within three (3) Business Days) written notice after the occurrence of: (i) the occurrence of any Default or any Event of Default, (ii) receipt of any notice of any material violation of any laws or regulations received from any Governmental Authority, which shall be supplemented with reasonable promptness with the applicable Obligor’s proposed corrective action as to such violation, (iii) any default under any agreements or leases to which any Obligor is a party or the occurrence of any development that has, or could reasonably be expected to have, a Material Adverse Effect, or (iv) the filing or commencement of any action, suit or other proceeding against, or any demand for arbitration against or, to the knowledge of any Obligor threatened, affecting any Obligor involving an amount in an amount claimed or assessed to be in excess of $500,000; and

(h) Further Assurances. Promptly (and in any event within three (3) Business Days) upon each reasonable request from Administrative Agent or any Lender, such data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial position, projections, results of operations or business prospects of Obligors, or any of them.

Documents required to be delivered pursuant to Section 6.6(b), (c) and (d) (to the extent any such documents are included in materials otherwise filed with the Securities Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) upon request, the Borrower shall deliver paper copies of such documents to the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.7 Compliance with Laws and Agreements; Hazardous Materials. Comply with all applicable laws and all agreements to which such Obligor is a party or by which such Obligor or any of its properties is bound and obtain and keep in full force and effect any and all Necessary Authorizations and all governmental approvals necessary to the ownership of its properties or the conduct of its business, except in each case where the failure to do so could have a Material Adverse Effect.

6.8 Budget Covenant.

(a) Budget. The actual cash position of the Borrower and its Subsidiaries, as shown in the row of the Budget titled “Ending Cash,” shall not be less than 75% of the Budget. “Ending Cash” shall be calculated in a manner consistent with the calculation thereof in the Budget, and any expenses in the Budget that are not incurred in any month may be carried over to any subsequent month; and

(b) Compliance Certificate. As soon as available (and in any event (i) on Tuesday, June 13, 2017 for the week ended Friday, June 9, (ii) on Tuesday, June 20, 2017 for the week ended Friday, June 16, (iii) on Tuesday, June 27, 2017 for the week ended Friday, June 23, (iv) on Wednesday, July 5, 2017 for the week ended Friday, June 30, and (v) thereafter monthly for the period ended on the last Friday of each calendar month, commencing on August 31, 2017 for the period from July 1 to July 28, 2017), or more frequently if requested by Administrative Agent during any period that a Default or Event of Default exists), Borrower shall cause to be prepared and furnished to Administrative Agent a Compliance Certificate signed by a Financial Officer of Borrower in the form of Exhibit 6.8(b) hereto. The Compliance Certificate shall contain a variance report showing actual income and expenditures as compared to those in the Budget, in the prior week until June 30, 2017 and thereafter for the prior month.

6.9 Real Property Leases.

(a) None of the Warehouse Leases shall be terminated, amended or extended without Administrative Agent’s consent, which consent shall not be unreasonably withheld, conditioned or delayed; and

(b) In the event of the foreclosure of any Mortgaged Property, Borrower and its Subsidiaries shall vacate the Mortgaged Property prior to the earlier of Administrative Agent or its designee or the foreclosure buyer’s representative taking title to or possession of such Mortgaged Property.

6.10 Controlled Accounts.

(a) Maintain its Deposit Accounts, Securities Accounts and, if applicable, Commodities Accounts pursuant to such arrangements as are in effect on the Closing Date or otherwise as reasonably acceptable to Administrative Agent with such bank(s) or brokerage firms as may be selected by such Obligor. Subject to Section 6.11, each Deposit Account, Securities Account or Commodities Account maintained by or for the benefit of an Obligor, other than the Excluded Accounts, shall be subject to a Control Agreement at all times.

(b) Subject to Section 6.11, each Obligor shall take steps to ensure that all of its Account Debtors forward all items of payment to a Deposit Account that is a Controlled Account, and in no event shall any Obligor direct any Account Debtor to forward any item of payment to any account other than a Deposit Account that is a Controlled Account.

(c) Subject to Section 6.11, all cash, cash equivalents, checks, notes, drafts or similar items of payment received by any Obligor shall be promptly deposited directly into a Controlled Account or remitted directly to Administrative Agent by the payor thereof (other than cash, cash equivalents, checks, notes, drafts or similar items of payment that are deposited into Excluded Accounts to the extent permitted under this Agreement).

6.11 Post-Closing Conditions.

(a) With respect to any Deposit Account of the Borrower held at Royal Bank (Canada), by June 16, 2017 (or such later date as Administrative Agent agrees to in its sole discretion), Administrative Agent shall have received Control Agreements for any such Deposit Account that is not an Excluded Account.

(b) Other than as provided in subsection (a) above and other than the Control Agreement described in Section 4(i) with Wells Fargo Bank, National Association provided on the Closing Date, within two weeks after the Closing Date (or such later date as Administrative Agent agrees to in its sole discretion), Administrative Agent shall have received Control Agreements for any Deposit Account that is not an Excluded Account.

(c) With respect to each Mortgaged Property which has not been sold or disposed of within 120 days after the Closing Date (or such later date as Administrative Agent agrees to in its sole discretion), Administrative Agent shall have received each of the following:

(i) a survey of each of the Design Center and the Warehouse (and all improvements thereon) (1) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (2) dated not earlier than six months prior to the date of delivery thereof, (3) certified by the surveyor (in a manner reasonably acceptable to Administrative Agent) to Administrative Agent in its capacity as such and the title company, and (4) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and in a form sufficient to remove a survey exception from a title policy commitment and sufficient to obtain a survey endorsement on a title policy for such Mortgaged Properties; and

(ii) a current Phase I environmental assessment of the Design Center and the Warehouse performed by an environmental engineer or consulting firm reasonably acceptable to Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, showing that no material environmental problem exists with respect to such Mortgaged Property and containing no recommendations for any environmental remediation or for any further environmental investigations or studies, or, if so indicated, a Phase II environmental assessment performed by such environmental engineer or consulting firm.

6.12 Credit Card Program Liens. If the holder of a Credit Card Program Lien initiates foreclosure or other remedial proceedings with respect to any such Lien, Borrower will use commercially reasonable efforts to cause such Lien to be terminated and cancelled of record.

SECTION 7. NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than any indemnity obligation for unasserted claims that by its terms survive the termination of this Agreement), Borrower shall not, and shall cause each Obligor to not:

7.1 Fundamental Changes. Merge, reorganize, or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, other than (a) as agreed to by Administrative Agent in connection with Borrower’s liquidation plan or (b) between or among Obligors; provided that if any Obligor is merging or consolidating with Borrower, Borrower shall be the continuing or surviving Person; conduct business under any fictitious name except for any fictitious name shown in the Information Certificate, as may be updated by written notice to Administrative Agent; change its federal employer identification number; change its legal name, state of incorporation or formation, organizational identification number or structure without having first provided at least ten (10) Business Days prior written notice to Administrative Agent; relocate its chief executive office or principal place of business without having first provided at least ten (10) Business Days prior written notice to Administrative Agent; create any Subsidiary (other than wholly-owned Subsidiaries) or acquire any Subsidiary.

7.2 Conduct of Business. Except as agreed to by Administrative Agent in connection with Borrower’s liquidation plan, suspend or otherwise discontinue all or any material part of its business operations (other than the closing of stores operated by the Borrower or the sale of any of the Mortgaged Properties), or engage in any business other than the business engaged in by it on the Closing Date or any business reasonably related or ancillary thereto.

7.3 Liens. Create, incur or suffer to exist any Lien on any of its assets other than Permitted Liens.

7.4 Investments.

(a) Purchase, own, invest in or otherwise acquire, directly or indirectly, (i) any Equity Interests, joint venture or investment in any Person (other than (A) Equity Interests or joint ventures owned as of the Closing Date and (B) the creation or capitalization of any wholly-owned Subsidiary so long as, to the extent it is a domestic Subsidiary, it promptly becomes a party to the Guaranty and becomes an Obligor), or (ii) substantially all or a portion of the business or assets of any other Person or any division or line of business thereof; or

(b) Make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment by delivery of property in, any Person except: (i) promissory notes and other non-cash consideration permitted in connection with Permitted Asset Dispositions not involving a Mortgaged Property or the Equity Interests in the Joint Venture or the Joint Venture Agreement, (ii) guarantees permitted in connection with Permitted Indebtedness and in connection with obligations that do not constitute Indebtedness, entered into in the Ordinary Course of Business, (iii) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, (iv) investments received in full or partial satisfaction of obligations owed by financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss, (v) investments between or among Obligors, (vi) investments in cash and cash equivalents, and (vii) investments consisting of loans and advances to officers, directors and employees of Borrower and its Subsidiaries for travel, relocation and analogous expenses in the Ordinary Course of Business not to exceed $500,000 at any time outstanding.

7.5 Asset Dispositions. Except for any Permitted Asset Disposition, sell, lease, license, consign or otherwise transfer or dispose of any assets (real or personal, tangible or intangible) unless the proceeds are applied to make a mandatory prepayment of the Obligations in accordance with and to the extent required by Section 2.3(a).

7.6 Debt. Create, incur, guarantee or suffer to exist any Indebtedness other than Permitted Indebtedness.

7.7 Restricted Payments. Directly or indirectly declare or make any Restricted Payment, other than: (a) Distributions made by Borrower’s Subsidiaries to any Obligor that owns a direct Equity Interest, (b) Restricted Payments to repurchase, redeem or otherwise acquire or retire shares of Borrower’s Equity Interests held by officers, directors or employees of any Obligor or any Subsidiary (or their estates or trusts) following the death, disability or termination of employment of any such Person; provided that the aggregate amount of such Restricted Payments under this clause (b) will not exceed $250,000 in any Fiscal Year of the Borrower, (c) investments permitted by Section 7.4(a), (d) Restricted Payments by and among Obligors, and (e) repurchases of Equity Interests in the Borrower deemed to occur upon exercise of stock options or warrants or similar rights to the extent such Equity Interests represent a portion of the exercise price of such options or warrants or similar rights, provided that the aggregate amount of such Restricted Payments under this clause (e) will not exceed $100,000 in any Fiscal Year of the Borrower.

7.8 ERISA. Withdraw from participation in, permit any full or partial termination of or permit the occurrence of any other event with respect to any Plan or Multiemployer Plan maintained for the benefit of an Obligor’s employees under circumstances that could reasonably be expected to result in liability to the Pension Benefit Guaranty Corporation, or any of its successors or assigns, or to any entity which provides funds for such Plan; or withdraw from any Multiemployer Plan described in Section 4001(a)(3) of ERISA which covers an Obligor’s employees, in each case, if such event would reasonably be expected to result in a Material Adverse Effect.

7.9 Tax and Accounting Matters. File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary of such Person; make any significant change in accounting treatment, accounting methods or reporting practices, except as required by GAAP; or establish a fiscal year different than the Fiscal Year.

7.10 Distributions from Joint Venture. In the event there is a distribution or other payment made by the Joint Venture to Borrower or on Borrower’s behalf, whether under the Joint Venture Agreement or on account of Borrower’s Equity Interest in the Joint Venture or otherwise, Borrower shall direct the Joint Venture to remit such distribution directly to a Controlled Account of Borrower, and to the extent received by Borrower, Borrower shall promptly deposit same directly into a Controlled Account.

7.11 [Reserved].

7.12 Acquisition of Real Property. Acquire any real property.

7.13 Arms-Length Transactions. Engage in any transaction with any of any Obligor’s officers, directors, managers, senior employees or controlled Affiliates, except for (a) an “arms-length” transaction on terms no less favorable to such Obligor than would be granted to such Obligor in a transaction with a Person who is not an Affiliate of such Obligor and if such transactions are in excess of $250,000, such transaction shall be approved by such Obligor’s disinterested directors, members or managers and shall be disclosed in a timely manner to Administrative Agent prior to the consummation of such transaction, (b) transactions among Obligors to the extent consistent with the transactions among Obligors that existed as of the Closing Date, (c) transactions in the Ordinary Course of Business with the Joint Venture, (d) employment, consulting and severance agreements, (e) issuance by Borrower of Equity Interests to Affiliates in the Ordinary Course of Business; provided that (i) the aggregate face amount of such Equity Interests under this clause (e) will not exceed $250,000 in any Fiscal Year of the Borrower, or (f) issuance by Borrower of Equity Interests to Affiliates (and others); provided that the Net Cash Proceeds of such issuance shall be used to make voluntary prepayments of the Obligations hereunder pursuant to Section 2.3(b).

7.14 Negative Pledge. Grant a Lien on any Collateral, other than Permitted Liens, or enter into, directly or indirectly, any agreement (other than the Loan Documents) with any Person that prohibits or restricts or limits the ability of Borrower or any of its Subsidiaries to create, incur, pledge or suffer to exist any Lien upon any of its respective assets, or restricts the ability of any of Borrower’s Subsidiaries to pay Distributions to Borrower.

SECTION 8. EVENTS OF DEFAULTS; REMEDIES

8.1 Events of Default. The occurrence or existence of any one or more of the following events or conditions shall constitute an Event of Default under this Agreement:

(a) Borrower shall fail to pay the principal amount of any of the Obligations (whether due at stated maturity, on demand, upon acceleration or otherwise) or shall fail to pay any other Obligations within three (3) Business Days after the date due;

(b) Any Obligor fails or neglects to perform, keep or observe any covenant contained in Section 6.2, Section 6.3, Section 6.4, Section 6.5, Section 6.6, Section 6.8, Section 6.10 or Section 7;

(c) Any Obligor fails or neglects to perform, keep or observe any covenant (not specified in Section 8.1(a) or (b) above) contained in this Agreement or any other Loan Document and such failure or neglect continues for 20 days following the earlier of (i) any Obligor’s knowledge thereof or (ii) receipt of notice from the Administrative Agent or the Lenders;

(d) Any representation, statement, report or certificate made or delivered by any Obligor to Administrative Agent or any Lender under this Agreement, any other Loan Document or otherwise is not true and correct, in any material respect, when made, deemed made or furnished;

(e) An Insolvency Proceeding (i) is commenced against Borrower or any Subsidiary and is not dismissed or unstayed within 45 days thereafter or (ii) is commenced by Borrower or any Subsidiary;

(f) There is entered against Borrower or any Subsidiary and remains unpaid one or more final and non-appealable judgments for the payment of money in a cumulative amount that exceeds $1 million (to the extent not covered by insurance) and (i) enforcement proceedings shall have been commenced by any creditor upon such judgment, (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) such judgment results in the creation or imposition of a Lien upon any of the Collateral;

(g) (i) Any event of default or similar event shall occur under any agreement, mortgage or indenture to which Borrower or any Subsidiary is a party with a Person other than the Administrative Agent and any Lender (i) having an aggregate amount in controversy (other than expenses and punitive or exemplary damages) in excess of $500,000, if as a result of such default the Indebtedness or other obligation evidenced or secured by any such agreement may be accelerated or demand for payment thereof may be made, or (ii) otherwise having a Material Adverse Effect;

(h) Except as otherwise would not result in a Material Adverse Effect, a Reportable Event (consisting of any of the events set forth in Section 4043(b) of ERISA) shall occur which constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if Borrower or any of its Subsidiaries is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Plan resulting from Borrower’s, or such Subsidiary’s, complete or partial withdrawal from such Plan;

(i) Borrower or any of its Subsidiaries shall challenge in any action, suit or other proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Administrative Agent, or any of the Loan Documents ceases to be in full force or effect for any reason other than a full or partial waiver or release by Administrative Agent and Lenders in accordance with the terms thereof;

(j) Any Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid, perfected and, except to the extent permitted by the terms hereof, first priority Lien on or security interest in a material portion of the Collateral or there shall otherwise occur a fact or condition that results in a Material Adverse Effect with respect to the Collateral;

(k) A Change of Control shall occur; or

(l) Any of the assets of Borrower or any of its Subsidiaries, in an amount in excess of $1 million, shall be attached, seized, levied upon or subjected to a writ or distress warrant, or a material loss of Collateral in excess of insurance coverage shall occur.

8.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, in its discretion, and shall, at the direction of Lenders, without notice to or demand upon any Obligor, do any one or more of the following:

(a) Declare all Obligations, whether arising pursuant to this Agreement or otherwise, due, whereupon the same shall become without further presentment, protest, notice or demand (all of which presentment, protest, notice and demand Borrower expressly waives) immediately due and payable (provided that, upon the occurrence of any Event of Default described in Section 8.1(e), all Obligations shall automatically become immediately due and payable without further presentment, protest, notice or demand (all of which presentment, protest, notice and demand Borrower expressly waives)), and Borrower shall pay to Administrative Agent, for the benefit of Administrative Agent and Lenders, the entire outstanding aggregate principal balance of, and accrued and unpaid interest on, the Loans and all other Obligations plus reasonable attorneys’ fees and its court costs if such principal and interest are collected by or through an attorney-at-law;

(b) Cease advancing any money or extending any credit to or for the benefit of Borrower under this Agreement;

(c) Notify Account Debtors owing Accounts to Borrower or lessees of Borrower that their Accounts have been assigned to Administrative Agent, for the benefit of Administrative Agent and Lenders, and that Administrative Agent has a security interest therein, collect them directly and charge the collection costs and expenses to the Loan Account, and such costs and expenses shall constitute Obligations secured by the Collateral;

(d) Require Borrower to provide prompt written notice to each Account Debtor that Administrative Agent has been granted a Lien upon all Accounts applicable to such Account Debtor and shall direct each Account Debtor to make payments to a Controlled Account or as otherwise directed by Administrative Agent, and Borrower hereby authorizes Administrative Agent to send any and all similar notices and directions to such Account Debtors;

(e) Without the requirement of notice to or upon any of Obligors or any other Person (which notice is hereby expressly waived to the maximum extent permitted by the UCC or any other applicable law), (i) with respect to any of Obligors’ Deposit Accounts in which Administrative Agent’s Liens are perfected by control under Section 9-104 of the UCC, instruct the bank maintaining such

Deposit Account for the applicable Obligor to pay the balance of such Deposit Account to or for the benefit of Administrative Agent, and (ii) with respect to any of Obligors’ Securities Accounts in which Administrative Agent’s Liens are perfected by control under Section 9-106 of the UCC, instruct the securities intermediary maintaining such Securities Account for the applicable Obligor to (A) transfer any cash in such Securities Account to or for the benefit of Administrative Agent, or (B) liquidate any financial assets in such Securities Account that are customarily sold on a recognized market and transfer the cash proceeds thereof to or for the benefit of Administrative Agent;

(f) Take immediate possession of any Collateral, wherever located; require Borrower to assemble the Collateral, at Borrower’s expense, and make it available to Administrative Agent at a place designated by Administrative Agent; and enter any premises where any of the Collateral may be located and keep and store the Collateral on said premises until sold (and if said premises are the property of Borrower, then Borrower agrees not to charge Administrative Agent for storage or other use thereof);

(g) With or without having the Collateral at the time or place of sale, sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Administrative Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Administrative Agent shall give Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower at least 10 days prior to such sale or sales is reasonable notification. At any public sale Administrative Agent or any Lender may bid (including credit bid) for and become the purchaser, and Administrative Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by Borrower;

(h) Exercise all rights of Borrower to royalties and other distributions or rights to payment from the Joint Venture or under the Joint Venture Agreement, in each case, to the extent permitted under the Joint Venture Agreement;

(i) Petition for and obtain the appointment of a receiver, without notice of any kind whatsoever, to take possession of any or all of the Collateral and business of Borrower and to exercise such rights and powers as the court appointing such receiver shall confer upon such receiver;

(j) Set off any cash of Borrower or any of its Subsidiaries in the possession of Administrative Agent or any Lender and apply the balances therein to the payment of the Obligations; and

(k) Exercise any and all rights and remedies provided for herein, under the other Loan Documents, under the UCC and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral or any other assets on which Administrative Agent has a Lien pursuant to the Loan Documents by any available judicial procedure or to take possession of and sell any or all of the Collateral or any other assets on which Administrative Agent has a Lien pursuant to the Loan Documents with or without judicial process.

Administrative Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (exercisable without payment of compensation to any Obligor or any other Person), upon the occurrence and during the continuance of an Event of Default, any or all of Borrower’s patents, trademarks, tradenames and copyrights and all of Borrower’s computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels and packaging materials, and any property of a similar nature, in advertising for sale, marketing, selling and collecting and in completing the manufacturing of any Collateral, and Borrower’s rights under all licenses and franchise agreements shall inure to Administrative Agent, for the benefit of Administrative Agent and Lenders.

8.3 Cumulative Rights; No Waiver. All covenants, conditions, warranties, guaranties, indemnities and other undertakings of Obligors in any of the Loan Documents shall be deemed cumulative, and Administrative Agent and each Lender shall have all other rights and remedies not inconsistent herewith as provided under the UCC or other applicable law. No exercise by Administrative Agent or any Lender of one right or remedy shall be deemed an election, and no waiver by Administrative Agent or any Lender of any Default or Event of Default on one occasion shall be deemed to be a continuing waiver or applicable to any other occasion. No delay by Administrative Agent or any Lender shall constitute a waiver, election or acquiescence by Administrative Agent or such Lender in any failure by Borrower or any other Obligor strictly to comply with its obligations under the Loan Documents.

8.4 Application of Payments and Collections.

(a) Subject to Section 2.3, Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or hereafter received by Administrative Agent or any Lender from or on behalf of Borrower and agrees that Administrative Agent, on behalf of Administrative Agent and Lenders, shall have the continuing right to apply and reapply any and all such payments and collections received at any time hereafter against the Obligations, in such manner as Administrative Agent may deem advisable; provided that, unless an Event of Default exists, all payments of principal and interest with respect to the Loans that are received by Administrative Agent, for the benefit of Lenders, shall be applied by Administrative Agent to principal or interest, as the case may be. If there is a deficiency, Borrower and the other Obligors remaining liable for such deficiency.

(b) Payments to Lenders on account of the Obligations shall be applied by Administrative Agent such that each Lender shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding aggregate principal amount of the Loans) thereof. If there is a shortfall, Obligations consisting of Expenses of the Administrative Agent are paid before Expenses of the Lenders.

(c) Any and all payments, collections and Proceeds of Collateral received by any Lender directly shall be promptly delivered to Administrative Agent in the original form received to be applied as provided in this Agreement and the other Loan Documents.

SECTION 9. AGENCY

9.1 Authorization and Action. Each Lender hereby irrevocably appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The duties of Administrative Agent shall be mechanical and administrative in nature and Administrative Agent shall not by reason of this Agreement and the other Loan Documents be a trustee or fiduciary for any Lender. Administrative Agent shall have no duties or responsibilities except those expressly set forth herein. As to any matters not expressly provided for by this Agreement or the other Loan Documents (including enforcement of Administrative Agent’s security interest in the Collateral), Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or so refraining from acting) upon the instructions of any Lender, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to this Agreement or applicable law.

9.2 Exculpation from Liability of Administrative Agent.

(a) Neither Administrative Agent nor any of its partners, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents in the absence of its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Administrative Agent (a) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee, which notice must be in form satisfactory to Administrative Agent, (b) may consult with legal counsel (including counsel for any Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts, (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement or the other Loan Documents, (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Obligor, or to inspect the property (including the books and records) of any Obligor, (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency, or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant thereto, and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate, monthly billing statement or other instrument or writing (which may be sent by facsimile transmission) believed by it to be genuine and signed or sent by the proper party or parties.

(b) Administrative Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or any Lender of any obligations under the Loan Documents. Administrative Agent does not make any express or implied representation, warranty or guarantee to any Lender with respect to any Obligations, any Collateral, any Loan Documents or any Obligor. Administrative Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in any Loan Document; the execution, validity, genuineness, effectiveness or enforceability of any Loan Document; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. Administrative Agent shall not have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

9.3 Rights of Administrative Agent as a Lender. With respect to the Loans made by it and the Notes issued to it, Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Administrative Agent, and the term “Lender” shall, unless otherwise expressly indicated, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower or any of its Subsidiaries and any Person who may do business with or own Equity Interests in Borrower, all as if Administrative Agent were not Administrative Agent and without any duty to account therefor to Lenders.

9.4 Independent Credit and Collateral Decisions. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit and collateral analysis (including an analysis of the nature and value of the Collateral, the enforceability of Administrative Agent’s security interest therein and the perfection of such security interest) and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or the other Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to Lenders by Administrative Agent hereunder, Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of any Obligor or any of its Subsidiaries (or any of their Affiliates) which may come into the possession of Administrative Agent or any of its Affiliates. Administrative Agent makes no express or implied warranty concerning the value of the Collateral or the perfection or enforceability of its security interest therein. Except for the filing of continuation statements with respect to the UCC-1 Financing Statement(s) filed on or about the Closing Date when required by applicable law, Administrative Agent shall have no duty to protect the Collateral or the security interest granted therein.

9.5 Indemnification. Lenders agree to indemnify Administrative Agent (to the extent not reimbursed by Borrower), ratably according to the respective amounts of their portion of the Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by Administrative Agent under this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of any of the foregoing resulting from Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Administrative Agent (to the extent not reimbursed by Borrower) promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including reasonable attorneys’ fees) incurred by Administrative Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement or the other Loan Documents.

9.6 Successor Administrative Agent. Administrative Agent may resign at any time by giving at least 30 days prior notice thereof to Borrower and Lenders. Upon any such resignation or removal, Lenders shall have the right to appoint a successor Administrative Agent upon the unanimous agreement of Lenders. In the case of a retiring Administrative Agent, if no successor Administrative Agent shall have been so appointed by Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

9.7 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right or setoff, or otherwise) on account of the Note held by it (whether by set-off, exercise of subrogation rights, exercise of guaranty rights, or otherwise) in excess of its ratable share of payments on account of the Notes obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in the Notes held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Obligor agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 9.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of such Obligor in the amount of such participation. Each Lender shall give Administrative Agent written notice within five days of any payments or other recoveries described above.

9.8 Enforcement by Administrative Agent. All powers, rights and remedies under this Agreement, the Notes and the other Loan Documents or at law shall be instituted, maintained, pursued or enforced solely by Administrative Agent. Any suit or proceeding instituted by Administrative Agent in furtherance of such enforcement shall be brought in Administrative Agent’s name without the necessity of joining any of the other Lenders. In any event, the recovery of any judgment by Administrative Agent shall be for the ratable benefit of all Lenders, subject to the reimbursement of Expenses of Administrative Agent, as provided in Section 8.4. Each Lender hereby agrees that (a) no Lender shall have any right individually to realize upon any of the Collateral (other than by setoff in accordance with Section 9.7), it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Lenders in accordance with the terms hereof, and (b) in the event of a foreclosure by Administrative Agent on any of the Collateral or other assets pursuant to a public or private sale or in any disposition in an Insolvency Proceeding, (i) Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and (ii) Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Majority Lenders agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or other disposition, to use and apply any or all of the Obligations as a credit on account of the purchase price or other consideration for any Collateral or other assets payable by Administrative Agent at such sale or other disposition.

9.9 Action Upon Default. Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 4, unless it has received written notice from Borrower or a Lender specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Administrative Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Administrative Agent and Lenders, it will not take any enforcement action or exercise of rights or remedies, of any kind, in connection with the Obligations, the Collateral or the Loan Documents, accelerate Obligations, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral.

9.10 Release of Collateral. Lenders authorize Administrative Agent to release any Lien with respect to any Collateral (a) upon payment in full of the Obligations (other than any indemnity obligation for unasserted claims that by its terms survive the termination of this Agreement), (b) that is the subject of a disposition permitted under this Agreement, (c) that does not constitute a material part of the Collateral; or (d) with the written consent of all the Lenders. Administrative Agent shall have no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Administrative Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

9.11 Obligors Not Beneficiaries. The provisions of this Section 9, other than the Borrower’s notice right in Section 9.6, are solely for the benefit of Administrative Agent and Lenders, may not be enforced by any Obligor, and may be modified or waived without any approval or consent of Borrower even though Borrower is a party to this Agreement.

SECTION 10. GENERAL PROVISIONS

10.1 Accounting Terms. Unless otherwise specified herein, all terms of an accounting character used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made, and all financial statements required to be delivered under this Agreement shall be prepared, in accordance with GAAP, applied on a basis consistent with the most recent audited financial statements of Borrower and its Subsidiaries delivered to Administrative Agent prior to the Closing Date and using the same method for inventory valuation as used in such financial statements, except for any changes required by GAAP.

10.2 Power of Attorney. Borrower hereby irrevocably makes, constitutes and appoints Administrative Agent (and any of Administrative Agent’s officers, employees or agents designated by Administrative Agent), with full power of substitution, as Borrower’s true and lawful attorney, in Borrower’s or Administrative Agent’s name, after and during the continuance of an Event of Default: (a) to endorse Borrower’s name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into the possession or Administrative Agent or any Lender; (b) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (c) to send requests for verification of Accounts, and to contact Account Debtors in any other manner to verify the Accounts; (d) to notify the post office authorities to change the address for delivery of Borrower’s mail to any address designated by Administrative Agent, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral; (e) to obtain, maintain and adjust any insurance required to be maintained by any Obligor and direct the payment of proceeds thereof to Administrative Agent; (f) to pay or discharge Taxes and Liens levied or placed on or threatened against the Collateral, the legality or validity thereof, the amounts necessary to discharge the same to be determined by Administrative Agent in its sole discretion, and each such payment made by Administrative Agent or any Lender shall become Obligations; (g) to use, sell, assign, transfer, pledge, make any agreement with respect to the Collateral as fully and completely as though Administrative Agent were the owner of such Collateral and take any other act deemed necessary or appropriate by Administrative Agent to protect, preserve, realize or enforce the rights of Administrative Agent with respect to the Collateral; and (h) to do all other things necessary or advisable to accomplish the purposes of this Agreement and each other Loan Document. The foregoing power of attorney, being coupled with an interest, is irrevocable so long as any Obligations are outstanding (other than any indemnity obligation for unasserted claims that by its terms survive the termination of this Agreement). Borrower ratifies and approves all acts of the attorney taken pursuant to the terms of this Section. None of Administrative Agent, Lenders or any of their respective employees, officers or agents shall be liable for any acts or omissions or for any error in judgment or mistake of fact or law except for gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction.

10.3 Notices and Communications. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and mailed, sent by a nationally recognized overnight courier or delivered to the address or, subject to the last sentence hereof, electronic mail address, specified on Schedule 10.3 hereto or to such other address as shall be designated by such party in a notice to the other parties. All such other notices and other communications shall be deemed to have been given or made upon the earliest to occur of (a) actual receipt by the intended recipient or (b)(i) if delivered by hand or courier, when signed for by the designated recipient; (ii) if delivered by mail, four (4) Business Days after deposit in the mail, postage prepaid; (iii) if delivered by a nationally recognized overnight courier, one (1) Business Day after the date on which such notice or communication is deposited with such overnight courier, and (iv) if delivered by electronic mail (which form of delivery is subject to the provisions of the last sentence below), when delivered; provided, however, that notices and other communications pursuant to Section 2 shall not be effective until actually received by Lender. Electronic mail and intranet websites may be used only to distribute routine communications, such as financial statements and other information, including the notices required to be delivered pursuant to Section 6.2, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

10.4 Performance of Borrower’s Obligations. If any Obligor shall fail to discharge any covenant, duty or obligation hereunder or under any of the other Loan Documents, Administrative Agent may, in its discretion at any time, for Borrower’s account and at Borrower’s expense, pay any amount or do any act required of any Obligor hereunder or under any of the other Loan Documents or otherwise lawfully requested by Administrative Agent. All costs and expenses incurred by Administrative Agent in connection with the taking of any such action shall be reimbursed to Administrative Agent by Borrower within three (3) Business Days of demand with interest at the rate in effect for Loans from the date such payment is made or such costs or expenses are incurred to the date of payment thereof. Any payment made or other action taken by Administrative Agent under this Section 10.5 shall be without prejudice to any right to assert, and without waiver of, an Event of Default hereunder and without prejudice to Administrative Agent’s right to proceed thereafter as provided herein or in any of the other Loan Documents.

10.5 Further Assurances. Borrower agrees to take such further actions as Administrative Agent or any Lender shall reasonably request from time to time in connection herewith to evidence, give effect to or carry out this Agreement, the other Loan Documents and any of the transactions contemplated hereby or thereby. Promptly after Administrative Agent’s request therefor, Borrower shall execute or cause to be executed and delivered to Administrative Agent such instruments, assignments, title certificates or other documents as are necessary or desirable under the UCC or other applicable law to protect or perfect Administrative Agent’s Liens upon the Collateral.

10.6 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties, provided, that Borrower may not assign this Agreement or any other Loan Document or any rights or obligations hereunder or thereunder without Administrative Agent’s prior written consent and any prohibited assignment shall be absolutely void. Administrative Agent or any Lender may sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, or any right or remedy under, the Obligations and the Loan Documents; provided, however, that if no Event of Default exists, Lenders will not, except if consented to by Borrower, assign or grant participations in the Loans to any direct competitor of Borrower in the retail clothing business or to vulture or distressed debt funds (such determination of fact to be determined by such Lender in its sole discretion). In the event of any assignment by a Lender, Borrower will upon request by Agent execute and deliver a new Note in favor of such new Lender in the principal amount of the Loan purchased by such new Lender and, if the assignment is for less than the outstanding principal Loan amount held by the assigning Lender, a new Note in favor of the assigning Lender in the remaining outstanding principal balance of the Note held by the assigning Lender, whereupon Agent will return the replaced original Note to Borrower.

10.7 Indemnity. Borrower hereby agrees to indemnify and defend the Indemnitees against and to hold the Indemnitees harmless from any Indemnified Claim that may be instituted or asserted against or incurred by any of the Indemnitees; provided that any legal fees and expenses that shall be reimbursed shall be limited to the reasonable and documented fees, charges and disbursements of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction and solely in the case of an actual conflict of interest between Indemnitees where the Indemnitees affected by such conflict inform the Borrower of such conflict, one additional counsel in each relevant jurisdiction material to the interest of the Lenders to each group of affected Indemnitees taken as a whole. Without limiting the generality of the foregoing, this indemnity shall extend to any Indemnified Claims instituted or asserted against or incurred by any of the Indemnitees under any Environmental Laws. Additionally, if any Taxes (excluding Taxes imposed upon or measured by the net income of Administrative Agent or Lenders, Taxes imposed as the result of the failure of Administrative Agent or Lenders to deliver an IRS Form W-9 certifying an exemption from withholding or Taxes arising from a connection to a taxing jurisdiction other than in relation to this Agreement, the Loan Documents or the Obligations), including any intangibles tax, stamp tax, recording tax or franchise tax shall be payable by Administrative Agent, any Lender or any Obligor on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any applicable law now or hereafter in effect, Borrower shall pay (or shall promptly reimburse Administrative Agent or such Lender for the payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold Indemnitees harmless from and against all liability in connection therewith. The foregoing indemnities shall not apply to (a) Indemnified Claims incurred by any Indemnitee as a result of its own gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction, (b) Indemnified Claims brought by the Borrower or any other Obligor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (c) result from the presence, release or threat of release of Hazardous Materials or violations of Environmental Laws first occurring or first existing after completion of the foreclosure upon the Collateral, granting of a deed-in-lieu of foreclosure with respect to the Collateral or similar transfer of title or possession of the Collateral, unless such presence, release or violation is actually caused by any Obligor thereof. Notwithstanding anything to the contrary in any of the Loan Documents, the obligations of Borrower and each other Obligor with respect to each indemnity given by it in this Agreement or any of the other Loan Documents in favor of Administrative Agent and each Lender shall survive the payment in full of the Obligations.

10.8 Survival of Representations. All representations and warranties made in this Agreement and the other Loan Documents shall survive the making of any extension of credit hereunder and the delivery of any Note and shall continue in full force and effect until the full and final payment and performance of the Obligations and the termination of the Loan Documents, in each case subject to the applicable statute of limitations.

10.9 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under applicable law. If any provision is found to be invalid under applicable law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

10.10 Indulgences Not Waivers. The failure by Administrative Agent or any Lender at any time or times to require strict performance by Borrower of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or otherwise diminish any right of Administrative Agent or any Lender thereafter to demand strict compliance and performance with such provision.

10.11 Entire Agreement; Counterparts.

(a) This Agreement and the other Loan Documents, together with all other instruments, agreements, and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

(b) This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. In proving this Agreement in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by other electronic transmission shall be deemed an original signature hereto.

10.12 Governing Law; Consent to Forum. This Agreement and the other Loan Documents are intended to take effect as sealed instruments and shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof, except to the extent otherwise provided in the Loan Documents. Borrower, on behalf of itself and each of its Subsidiaries, hereby consents to the non-exclusive jurisdiction of any United States federal court sitting in or with direct or indirect jurisdiction over the Borough of Manhattan or any state or superior court sitting in the Borough of Manhattan, in any action, suit or other proceeding arising out of or relating to this Agreement or any of the other Loan Documents; and irrevocably agrees that all claims and demands in respect of any such action, suit or proceeding involving any Obligor pertaining to this Agreement or any Loan Document may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action, suit or proceeding brought in any such court or that such court is an inconvenient forum. Administrative Agent reserves the right to bring proceedings against any Obligor in the courts of any other jurisdiction. Nothing in this Agreement or any other Loan Document shall be deemed or operate to affect the right of Administrative Agent to serve legal process in any other manner permitted by law or to preclude the enforcement by Administrative Agent of any judgment or order obtained in such forum or the taking of any action under this Agreement or any other Loan Document to enforce same in any other appropriate forum or jurisdiction.

10.13 Waiver of Jury Trial and Other Rights.

(a) To the fullest extent permitted by applicable law, the parties hereto each hereby waive the right to trial by jury in any action, suit, counterclaim, cross-claim or proceeding arising out of or related to this Agreement, any of the other Loan Documents, the Obligations or the Collateral or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party with respect thereto. Each Borrower and each other Obligor party hereto acknowledge and agree that the foregoing waivers are a material inducement to Administrative Agent and Lenders to enter into and accept this Agreement. Each party hereto has reviewed the foregoing waivers with their respective legal counsel and have knowingly and voluntarily waived their respective jury trial rights following consultation with such legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court. This Section 10.13 shall not restrict a party from exercising remedies under the UCC or from exercising pre-judgment remedies under applicable law.

(b) To the fullest extent permitted by applicable law, Borrower hereby knowingly, intentionally and intelligently waives: (i) notice prior to taking possession or control of any of the Collateral and the requirement to deposit or post any bond or other security which might otherwise be required by any court or applicable law prior to allowing Administrative Agent or any Lender to exercise any of such Person’s self-help or judicial remedies to obtain possession of any of the Collateral; and (ii) any claim against Administrative Agent or any Lender on any theory of liability, for special, indirect, consequential, exemplary or punitive damages arising out of, in connection with or as a result of any of the Loan Documents, any transaction thereunder, the enforcement of any remedies by Administrative Agent or any Lender or the use of any proceeds of any loans.

10.14 Additional Waivers. The rights and remedies of Administrative Agent and each Lender under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. Any waiver or indulgence granted by Administrative Agent or any Lender shall not constitute a modification of this Agreement or any other Loan Document, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by Administrative Agent or any Lender at variance with the terms of this Agreement or any other Loan Document such as to require further notice by Administrative Agent or any Lender of Administrative Agent’s or such Lender’s intent to require strict adherence to the terms of such Loan Document in the future. No such actions shall in any way affect the ability of Administrative Agent to exercise any rights available to it under this Agreement, the other Loan Documents or under applicable law.

10.15 No Third-Party Beneficiaries. There are no third party beneficiaries to this Agreement or any other Loan Document.

10.16 Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, except to the extent limited by applicable law, at any time that a Default or Event of Default exists, Administrative Agent, each Lender and each subsequent holder of the Obligations are hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, including Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured, but not including any amounts held by Administrative Agent or any Lender or any of its Affiliates in any escrow account) and any other Indebtedness or other obligation at any time held or owing by Administrative Agent, any Lender or any such holder to or for the credit or the account of Borrower, against and on account of the Obligations, including all claims of any nature or description arising out of or connected with this Agreement, any Notes or any other Loan Document, irrespective of whether or not (a) Administrative Agent or any Lender shall have made any demand hereunder or (b) Administrative Agent or Lenders shall have declared the principal of and interest on the Loans and any Notes and other amounts due hereunder to be due and payable as permitted by Section 8.2 and although the Obligations, or any of them, shall be contingent or unmatured.

10.17 Additional Provisions. Time is of the essence of this Agreement and the other Loan Documents. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any Governmental Authority by reason of such party having or being deemed to have structured or drafted such provision.

10.18 Waivers and Amendments

(a) Generally. Any waiver of, or consent to deviation from, any provision of this Agreement or any other Loan Document shall be in writing and signed by Administrative Agent or Administrative Agent and Lenders, as applicable. This Agreement and the other Loan Documents may not be otherwise modified, altered, or amended, except by an agreement in writing signed by Borrower, Administrative Agent and Lenders.

(b) Lenders’ Consent. Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender. Subject to the rights and powers given to the Administrative Agent in Section 9, no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Lender therefrom, shall in any event be effective without the written concurrence of the Majority Lenders; provided that, without the written consent of each Lender (other than a Lender that is in default of its obligation to fund its Commitments) that would be affected thereby, no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:

(i) reduce the principal amount of any Loan;

(ii) extend the scheduled final maturity of any Note or Loan;

(iii) waive, reduce or postpone any mandatory prepayment;

(iv) reduce the rate of interest on the Loans; provided, however, that only the consent of the Majority Lenders shall be necessary to waive any obligation of Borrower to pay interest at the Default Rate;

(v) extend the time for payment of interest;

(vi) amend, modify, terminate or waive any provision of this Section;

(vii) amend the definition of “Majority Lenders”;

(viii) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Loan Documents; or

(ix) consent to the assignment or transfer by any Obligor of any of its rights and obligations under any Loan Document except as expressly permitted in the Loan Documents.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

BORROWER:

bebe stores, inc.

By:	/s/ Manny Mashouf
Name:	Manny Mashouf
Title:	President

[Signatures continued on following page]

LOAN AND SECURITY AGREEMENT

[Signatures continued from preceding page]

AGENT AND LENDERS:

GACP FINANCE CO., LLC, a Delaware limited liability company, as Administrative Agent

By:	/s/ John Ahn
Name:	John Ahn
Title:	President

GACP I, L.P., a Delaware limited partnership, as Lender

By:	/s/ John Ahn
Name:	John Ahn
Title:	President

Commitment: $35 million

LOAN AND SECURITY AGREEMENT

SCHEDULE 4.1(h)

MORTGAGED PROPERTY

Loan Party:	Property Address:
bebe studio realty, LLC	4901, 4935, 4945, 4955 and 4995 Industrial Way, Benicia, California 95670

bebe studio realty, LLC	10345 West Olympic Blvd Los Angeles, CA 90064

bebe studio realty, LLC	2355 Fox Hills Drive, #102 Los Angeles, CA 90064

bebe studio realty, LLC	2355 Fox Hills Drive, #201 Los Angeles, CA 90064

LOAN AND SECURITY AGREEMENT

SCHEDULE 5.6

PERMITTED INDEBTEDNESS

Letter of Credit No.	Issue Date	Outstanding L/C Balance	Vendor Name	Expiration Date
IS0359088U	1/5/2016	$36,000.00	Southern California Edison Company Credit Risk Management	12/3/2017	[1]

[1]	This L/C is issued by Wells Fargo Bank, N.A. and is renewable annually.

LOAN AND SECURITY AGREEMENT

SCHEDULE 5.14

ORGANIZATIONAL CHART

LOAN AND SECURITY AGREEMENT

SCHEDULE 10.3

NOTICES

Borrower:
bebe stores, inc.
400 Valley Drive
Brisbane, CA 94005
Attention: Walter Parks, President and COO
Phone No.: (415) 657-4631
Email: wparks@bebe.com

with a copy (which shall not constitute notice) to:

bebe stores, inc.
400 Valley Drive
Brisbane, CA 94005
Attention: Gary Bosch, General Counsel
Phone No.: (415) 657-4644
Email: gbosch@bebe.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention: Tad Freese
Phone No.: (650) 463-3060
Email: tad.freese@lw.com

Administrative Agent or Lenders:

GACP Finance Co., LLC
11100 Santa Monica Blvd., Suite 800
Los Angeles, CA 90025
Attention: Legal Department, Kevin Ramos
Email: kramos@gacapitalpartners.com

with a copy (which shall not constitute notice) to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY10020-1089
Attention: Oscar Pinkas
Email: oscar.pinkas@dentons.com

LOAN AND SECURITY AGREEMENT

EXHIBIT 2.1(a)

FORM OF PROMISSORY NOTE

[$35,000,000.00]	May 31, 2017

FOR VALUE RECEIVED, the undersigned bebe stores, inc., a California corporation (“Borrower”), hereby promises to pay to             , a              and a Lender under the Loan Agreement referred to below (“Lender”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of [THIRTY-FIVE MILLION AND NO/100 DOLLARS ($35,000,000.00)] with interest from the date hereof, computed as provided in the Loan Agreement. Capitalized terms used herein and not otherwise defined herein has the meanings set forth in the Loan Agreement.

This Note evidences a Loan under and is entitled to the benefits and subject to the provisions of that certain Loan and Security Agreement, dated as of May 31, 2017, among the Borrower, the Lenders named therein, and GACP Finance Co., LLC, in its capacity as Administrative Agent (as amended or restated from time to time, the “Loan Agreement”). The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Loan Agreement.

In case an Event of Default shall occur and be continuing, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in the Loan Agreement. This Note is secured by the Collateral.

This Note shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the conflict of laws rules thereof).

Except as provided by the Loan Documents, the undersigned hereby waives presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

(Signatures on following page)

EXHIBIT 2.1(a)-1

IN WITNESS WHEREOF the undersigned has by its duly authorized officers executed this Note on May 31, 2017.

Signed, sealed and delivered in the presence of:	bebe stores, inc., a California corporation

By:
Name:		Name:
Title:

EXHIBIT 2.1(a)-2

EXHIBIT 2.1(b)

FORM OF LOAN REQUEST

            , 201__

GACP Finance Co., LLC, as Administrative Agent

420 Lexington Avenue, Suite 3001

New York, NY 10107

Re:	bebe stores, inc. $35 million term loan facility

Ladies and Gentlemen:

This Loan Request is delivered to you pursuant to Section 2.1(b) of the Loan and Security Agreement, to be entered into and dated as of May 31, 2017 (as amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”), among bebe stores, inc., as Borrower, the Lenders party thereto, and GACP Finance Co., LLC, as Administrative Agent. Capitalized terms used herein have the meaning assigned to them in the Loan Agreement.

Borrower hereby requests that a Loan be made in the aggregate principal amount of $35 million on the Closing Date.

The undersigned, on behalf of Borrower and not in his/her personal capacity, hereby represents and warrants that on and as of the Closing Date, all conditions precedent in Section 4 of the Loan Agreement shall be satisfied, including that and no Default or Event of Default exists, or will result from, the Loan requested in this Loan Request.

Please wire transfer the proceeds of the Loan to the principal operating account of Borrower pursuant to the following instructions:

[                    ]

The undersigned, a duly authorized Financial Officer of Borrower, executes and delivers this Loan Request this              day of May, 2017.

bebe stores, inc.

By:
Name:
Title:

EXHIBIT 6.6(a)

INITIAL BUDGET

See Attached.

EXHIBIT 6.8(b)

FORM OF COMPLIANCE CERTIFICATE

BORROWER:	bebe stores, inc.

ADMINISTRATIVE AGENT:	GACP Finance Co., LLC

Date:             , 201_

This Compliance Certificate (this “Certificate”) is delivered pursuant to Section 6.8(b) of the Loan and Security Agreement (the “Loan Agreement”) dated as of May 31, 2017 among Borrower, Administrative Agent and the Lenders from time to time party thereto. Capitalized terms used in this Certificate shall, unless otherwise indicated, have the meanings set forth in the Loan Agreement.

The undersigned hereby certifies to Administrative Agent as of the date hereof that: (a) he is a financial officer of Borrower, and that, as such, he is authorized to execute and deliver this Certificate to Agent on behalf of Borrower; (b) he has made, or has caused to be made under his supervision, a review of the operating expenses and financial condition of Borrower and its Subsidiaries during the Reporting Period indicated below; and (c) the financial analyses and information set forth below is true and accurate in all material respects on and as of the date of this Certificate (it being understood that any projections, estimates and forecasts included in such financial analysis or information were based on Borrower’s good faith assessment of the future of the business at the time made).

1.	Budget

(a)	Attached hereto as Exhibit A is a cash flow analysis for the week/month of , 201 (the “Reporting Period”).

(b)	The attached represents the consolidated projected operating expenses and receipts of Borrower and its Subsidiaries, on a cash basis, all itemized in reasonable detail for the Reporting Period.

(c)	Ending Cash” reflected on the attached cash flow analysis has been calculated in a manner consistent with the calculation thereof in the Budget.

(d)	Attached as Exhibit B is a variance report showing actual income and expenditures, as compared to those in the Budget, in the Reporting Period.

(e)	The actual cash position of the Borrower and its Subsidiaries, as shown in the row of attached cash flow analysis titled “Ending Cash,” [is / is not ] less than 75% of the Budget.

EXHIBIT 6.8(b)-1

If Borrower is not in compliance with the foregoing Budget covenant, provide an explanation below:

[Signature on following page]

EXHIBIT 6.8(b)-2

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of             , 201_.

bebe stores, inc.,
a California corporation

By:
Name:
Title:

EXHIBIT 6.8(b)-3

Signature page to Compliance Certificate (bebe stores, inc./ GACP Finance Co., LLC, as Administrative Agent)